                   SUBJECT TO COMPLETION, DATED JULY 29, 1999
The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 29, 1999)

                 3,000,000 ARVIN INCOME EQUITY UNITS ("UNITS")
                    CONSISTING OF 3,000,000 CORPORATE UNITS

                                     [LOGO]
                             ARVIN INDUSTRIES, INC.
---------------------------------------------------------
Each Unit being offered will be a Corporate Unit, which is a unit consisting of a share purchase contract issued by Arvin Industries, Inc. and a debenture also issued by Arvin.

    - The share purchase contract will obligate the holder to purchase from
      Arvin, no later than             , 2002 for a price of $50, the following
      number of Arvin's common shares:

       - if the average closing price of the common shares over a 20-day period
         prior to             , 2002 equals or exceeds $      ,       common
         shares;

       - if the average closing price is less than $      but greater than
         $      , a number of common shares equal to $50 divided by the average closing price; and

       - if the average closing price is less than or equal to $      ,
         common shares.

    - The debenture will have a principal amount of $50. The holder will pledge the debenture to secure the holder's obligation to purchase the common shares under the related share purchase contract.

    - Payments will accumulate under the share purchase contracts and the
      debentures at the combined rate of       % per year, payable on
            ,             ,             and             of each year, beginning
                  , 1999.

Arvin has applied for listing the Corporate Units on the New York Stock
Exchange.

                INVESTING IN THE CORPORATE UNITS INVOLVES RISKS.
  FOR A DESCRIPTION OF THESE RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE S-10.

                                                                        PER CORPORATE UNIT            TOTAL
                                                                       ---------------------  ---------------------
Public Offering Price................................................        $   50.00           $   150,000,000
Underwriting Discount................................................
Proceeds to Arvin (before expenses)..................................

Any accumulated interest payments on the debentures and any contract adjustment payments on the share purchase contracts that are a part of the Corporate Units
from             , 1999 should be added to the Public Offering Price.

Arvin has granted the underwriters a 30-day option to purchase up to 450,000 additional Corporate Units on the same terms and conditions set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Corporate Units to purchasers on or about
            , 1999.

--------------------------------------------------------------------------------

                          JOINT BOOK-RUNNING MANAGERS

LEHMAN BROTHERS                                              MERRILL LYNCH & CO.
                                   ---------

                                  CO-MANAGERS

PAINEWEBBER INCORPORATED                                   PRUDENTIAL SECURITIES

            , 1999

[Picture of automobile chassis, highlighting the exhaust, ride and motion control and oil, air and fuel filter products manufactured by Arvin.]

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement and the accompanying prospectus contain information about Arvin and about the Units. They also refer to information contained in other documents filed by Arvin with the Securities and Exchange Commission. References to this prospectus supplement or the prospectus also mean the information contained in those other documents. If this prospectus supplement is inconsistent with the prospectus, rely on this prospectus supplement.

    You should rely on the information in this prospectus supplement or the accompanying prospectus or in documents that are incorporated by reference into the prospectus. Arvin and the underwriters have not authorized anyone to provide any different or additional information. We are not making an offer of the Units in any jurisdiction where the offer is not permitted. You should not assume that information in these documents is correct or complete after the date of this prospectus supplement.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                PROSPECTUS SUPPLEMENT

Forward-Looking Statements May Prove Inaccurate............................................................  S-2
Prospectus Supplement Summary..............................................................................  S-3
Risk Factors...............................................................................................  S-10
Use of Proceeds............................................................................................  S-14
Price Range of Common Shares and Dividend Policy...........................................................  S-15
Capitalization.............................................................................................  S-16
Selected Consolidated Financial Data.......................................................................  S-17
Accounting Treatment.......................................................................................  S-18
Business...................................................................................................  S-19
Management's Discussion and Analysis of Financial Condition and Results of Operations......................  S-24
Description of the Units...................................................................................  S-36
Description of the Purchase Contracts......................................................................  S-39
Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement.....  S-48
Description of the Debentures..............................................................................  S-51
United States Federal Income Tax Consequences..............................................................  S-54
ERISA Considerations.......................................................................................  S-60
Underwriting...............................................................................................  S-61
Legal Matters..............................................................................................  S-63
Experts....................................................................................................  S-63

                                                      PROSPECTUS

Summary....................................................................................................  1
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends...  3
Where You Can Find More Information........................................................................  3
Arvin......................................................................................................  4
Use of Proceeds............................................................................................  4
Description of the Debt Securities.........................................................................  4
Provisions Applicable Solely to Senior Debt Securities.....................................................  12
Provisions Applicable Solely to Subordinated Debt Securities...............................................  16
Description of Capital Shares..............................................................................  19
Description of Share Purchase Contracts and Share Purchase Units...........................................  23
Description of Depositary Shares...........................................................................  24
Description of Warrants....................................................................................  26
Plan of Distribution.......................................................................................  27
Legal Opinions.............................................................................................  29
Experts....................................................................................................  29

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

    Arvin has made statements in this prospectus supplement, in the accompanying prospectus and in the documents that are incorporated by reference in the accompanying prospectus that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning Arvin's anticipated financial performance, business prospects, technological developments, Year 2000 plans and risks, new products, research and development activities and similar matters, including the effect of recent acquisitions, such as the acquisition of Purolator Products Company. These forward-looking statements generally are accompanied by words such as "believes," "anticipates," "expects," "estimates," "should," "planned," "outlook," "goal" and "on target" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements.

    Risk and uncertainties that may affect the operations, performance and results of Arvin's business include the following: (1) general economic and competitive conditions in the markets and countries in which Arvin operates; (2) strikes or other work stoppages affecting Arvin or its major customers or suppliers; (3) the level of consumer demand for new vehicles equipped with Arvin's products; (4) Arvin's ability to continue to control and reduce its costs of production; (5) the level of consumer demand for Arvin's replacement products, which varies based on such factors as the severity of winter weather and the age of automobiles in Arvin's markets, as well as general economic conditions; (6) the impact on demand for Arvin's replacement products of prior improvements in original equipment product quality; (7) Arvin's ability to integrate recently acquired businesses in a timely and cost-effective manner;
(8) the effect of changes in the distribution channels for replacement products;
(9) the effect of technological change; (10) the risks inherent in international operations and joint ventures; (11) the strength of the U.S. dollar against currencies of other countries where Arvin operates; and (12) changes in financial markets affecting Arvin's financial structure and its cost of capital and borrowed money. We discuss other risks and uncertainties that may affect Arvin's business under "Risk Factors--Risk Factors Relating to Arvin."

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Arvin does not intend to update forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS OF ARVIN APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS.

                             ARVIN INDUSTRIES, INC.

    Arvin is a leading international manufacturer and supplier of automotive exhaust systems, ride and motion control products and filters, with 1998 sales of approximately $2.5 billion. We supply our products to the major automotive original equipment manufacturers and replacement market parts suppliers. Our principal exhaust system products include mufflers, exhaust and tail pipes, catalytic converters and tubular manifolds, and our primary ride and motion control products include shock absorbers, struts and gas-charged lift supports. We also are a leading manufacturer and distributor of automotive oil, air and fuel filters in North America. We have over 50 manufacturing facilities and 8 technical centers in 15 countries and estimate that we will derive approximately 61% of our fiscal 1999 sales from the original equipment market, 33% from the automotive replacement market and the remaining 6% from other products.

    Recently, Arvin has implemented a series of strategic initiatives to increase its global competitive position within the automotive parts marketplace. In November 1998, we entered into a joint venture with Kayaba Industry Co., Ltd., providing ride control products to North American vehicle manufacturers. In December 1998, we purchased a 49% interest in Zeuna Starker GmbH & Co. KG, significantly expanding our German exhaust system capabilities. Most recently, in February 1999, we expanded our aftermarket presence through the acquisition of Purolator Products Company, adding automotive oil, air and fuel filters to our product line.

                                  THE OFFERING

CORPORATE UNITS

    Arvin is offering 3,000,000 Units, consisting of 3,000,000 Corporate Units, to the public for $50 each. Each Corporate Unit is a unit consisting of two parts:

    - a purchase contract for Arvin's common shares; and

    - a debenture.

    PURCHASE CONTRACT

    Arvin has entered into a purchase contract agreement with The First National Bank of Chicago, which will act as purchase contract agent for all of the holders of the Corporate Units, and for all of the holders of the Treasury Units, described below. Each Corporate Unit that you purchase will be issued under the purchase contract agreement. It creates a contractual arrangement between you and Arvin for the purchase of Arvin's common shares.

    Under the purchase contract, you will be obligated to purchase, for each of your Corporate Units, common shares at a purchase price of $50. You will not be obligated to pay the purchase price, and you will not receive your common
shares, until             , 2002, which has been set as the purchase contract
settlement date. The number of common shares that you will be entitled to receive on that date will depend on the average closing price of the common shares over a 20 trading-day period prior to that date. Until you actually purchase the common shares, your obligation to pay the $50 purchase price will be secured by the debenture that is a part of your Corporate Unit, which will be pledged as collateral. More information about the purchase contracts is provided under the heading "Description of the Purchase Contracts" starting on page S-39.

    DEBENTURE

    Each Corporate Unit you purchase also will include a debenture. The principal amount of each debenture is $50.

    PAYMENTS TO CORPORATE UNIT HOLDERS

    As a holder of Corporate Units, you will be entitled to receive cash payments consisting of (1) payments under the purchase contract and (2) interest
payments on the debenture at a combined rate of   % per year.

    - PAYMENTS UNDER THE PURCHASE CONTRACT. Arvin will pay you quarterly
      contract adjustment payments of $      (which is equal to   % per annum of
      the $50 stated amount) on your purchase contract. Arvin will pay the
      contract adjustment payments on         ,         ,         and         of
      each year, with the first payment being made on         , 1999 and the
      last payment being made on         , 2002, unless your purchase contract
      is settled or terminates before that date.

    - INTEREST PAYMENTS ON THE DEBENTURE. In addition, Arvin will pay you quarterly cash interest payments on your debenture on the same dates that contract adjustment payments are made. You will receive an interest
      payment of $      each quarter. This amount is equal to       % per annum
      of the $50 principal amount. Interest payments will accumulate from
        , 1999 and will continue until         , 2002. If you continue to own
      your debenture after that date, then Arvin will pay you interest payments
      on your debenture, which will accumulate from         , 2002 until
              , 2004, at a reset rate that is described in more detail starting on page S-52.

    LIMITED VOTING RIGHTS

    As a holder of Corporate Units, you will have limited voting rights. You may vote only with respect to the modification of the debentures. You will not have any voting or other rights with respect to the common shares until you pay the $50 purchase price and purchase the common shares.

    PLEDGE ARRANGEMENT

    When you purchase a Corporate Unit, you will pledge the debenture that is a part of that Corporate Unit as collateral to secure your obligation to purchase
common shares on         , 2002 under the related purchase contract. Arvin has
entered into a pledge agreement under which The Chase Manhattan Bank will act as collateral agent and hold your debenture until the $50 purchase price has been paid. Even though your debenture will be pledged as collateral, you will be the beneficial owner of the debenture.

TREASURY UNITS

    Once you own Corporate Units, you may create Treasury Units by substituting U.S. treasury securities for the Arvin debentures that are a part of the Corporate Units. A Treasury Unit will be a unit consisting of:

    - a purchase contract for Arvin's common shares that is identical to the purchase contract that is a part of the Corporate Unit; and

    - a 1/20th undivided beneficial ownership interest in a zero-coupon U.S. treasury security that has a principal amount at maturity of $1,000 and matures on the business day prior to the purchase contract settlement date (the "Treasury Security").

    TERMS OF SUBSTITUTION

    You may substitute Treasury Securities for debentures at any time on or
prior to         , 2002. This date is the seventh business day prior to the purchase contract settlement date. Because the Treasury Security has a principal amount at maturity of $1,000, you must substitute Treasury Units for Corporate Units in multiples of 20. In order to make a substitution, you must:

    - For each group of 20 Corporate Units you wish to substitute, transfer a Treasury Security to The Chase Manhattan Bank, which is acting as the securities intermediary under the pledge arrangement. The securities intermediary then will deposit the Treasury Security in the collateral account maintained under the pledge arrangement. The Treasury Security will become the collateral supporting your obligation to purchase the common shares, and the collateral agent will release $1,000 principal amount of debentures from the pledge. Those debentures then will be freely tradable and will not be a part of a Corporate Unit or a Treasury Unit.

    - Submit your Corporate Units in multiples of 20. For each group of 20 Corporate Units you submit, you will receive 20 Treasury Units.

    - Pay to the collateral agent any fees or expenses incurred in connection with the substitution.

    PAYMENTS TO TREASURY UNIT HOLDERS

    If you substitute Treasury Units for Corporate Units, you will continue to receive purchase contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury Units. Instead, you will accrue original issue discount on the Treasury Securities that you deposited with the securities intermediary. As long as you continue to own the debentures that had been a part of your Corporate Units, you will receive interest payments on them, separately from the Treasury Units.

RECREATING CORPORATE UNITS

    Once you have created Treasury Units, you may subsequently recreate
Corporate Units at any time on or prior to         , 2002. Because the Treasury
Security has a principal amount at maturity of $1,000, you must recreate Corporate Units from Treasury Units in multiples of 20. In order to recreate Corporate Units, you must:

    - For each group of 20 Corporate Units to be recreated, transfer $1,000 principal amount of debentures to the securities intermediary. The securities intermediary then will deposit the debentures in the collateral account maintained under the pledge arrangement. The $1,000 principal amount of debentures will become the collateral supporting your obligation to purchase the common shares, and the collateral agent will release the Treasury Security from the pledge. That Treasury Security then will be freely tradable and will not be a part of any Unit.

    - Submit your Treasury Units in multiples of 20. For each group of 20 Treasury Units you submit, you will receive 20 Corporate Units.

    - Pay to the collateral agent any fees or expenses incurred in connection with the substitution.

SETTLEMENT OF PURCHASE CONTRACTS; REMARKETING

    CORPORATE UNITS

    For each purchase contract that is a part of your Corporate Unit, you will
be obligated to pay, on         , 2002, $50 to purchase Arvin's common shares.
You may choose to deliver a cash payment of $50, or, if you do not, your debenture held as collateral under the pledge arrangement will be sold to the public at a price of $50.125 per debenture ("remarketed"), and the proceeds will be used to pay the amount due under your purchase contract and to pay a remarketing fee to the remarketing agent.

    REMARKETING OF DEBENTURES

    On         , 2002 (the third business day prior to the purchase contract settlement date), Lehman Brothers and/or Merrill Lynch, as remarketing agent, will remarket:

    - Debentures that are part of Corporate Units, if the holders of those Corporate Units either (1) elect to have those debentures remarketed or
      (2) fail to deliver cash payments for the common shares when those payments are due under the purchase contract; and

    - Debentures that are not part of Corporate Units (including as a result of the creation of Treasury Units), to the extent the holders of those debentures elect to have those debentures remarketed.

    After the debentures have been remarketed, the interest rate on all outstanding debentures, including those debentures that were not remarketed, will be the rate determined by the remarketing. If the remarketing agent cannot remarket the debentures, the interest rate will be equal to a two-year benchmark treasury rate plus a spread ranging from 300 to 700 basis points depending on the credit ratings of the debentures at that time.

    REMARKETING PROCEDURES

    - Your debentures will be remarketed:

       (1) if you do not notify the purchase contract agent that you will pay cash for the common shares by 5:00 p.m., New York City time, on
                   , 2002, which is the seventh business day prior to the purchase contract settlement date; or

       (2) if you notify the purchase contract agent that you will pay cash but you do not deliver the cash by 11:00 a.m., New York City time, on or
           prior to         , 2002, which is the fifth business day prior to the
           purchase contract settlement date.

    - On         , 2002, the remarketing agent will use commercially reasonable efforts to sell your debentures, together with all other debentures being remarketed, at a price of $50.125 per debenture.

    - If the remarketing is successful, then:

       - Your debentures will be sold, and the interest rate on the debentures will be reset to be the lowest rate that the remarketing agent determines is necessary to allow it to remarket the debentures at a price of $50.125 per debenture.

       - $50 per debenture received from the sale will be delivered to Arvin as payment for the common shares under the purchase contract.

       - $0.125 per debenture received from the sale will be paid to the remarketing agent.

       - You will receive the common shares.

    FAILED REMARKETING

    If the remarketing agent cannot remarket the debentures, then Arvin will be entitled to exercise its rights as a secured party and take possession of your debentures. Your obligation to purchase the common shares then will be fully satisfied, and you will receive the common shares.

    CASH PAYMENT IN LIEU OF REMARKETING

    If you choose not to participate in the remarketing and instead pay cash for your common shares, then:

    - Arvin will receive $50 in cash from you for each of your purchase contracts.

    - You will receive the common shares.

    - Your debentures will be released from the pledge arrangement and distributed to you. Starting on the date of settlement and continuing
      until         , 2004, interest payments on the debentures will be payable at the new rate determined in the remarketing.

    SETTLEMENT OF TREASURY UNITS

    Unless you notify the purchase contract agent that you will pay for the common shares with cash, upon settlement of the Treasury Units, Arvin will receive the proceeds of the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to purchase the common shares, and you will receive the common shares.

    NUMBER OF COMMON SHARES PURCHASED

    Unless you elect to settle your purchase contracts early (see "Description of the Purchase Contracts--Early Settlement" starting on page S-42), the number of common shares you will receive under each purchase contract will depend on the average of the closing price per share (or the last reported sale price, if no closing price is reported) of the common shares as reported on the New York
Stock Exchange for the period of 20 trading days ending on         , 2002. This
date is the third trading day prior to the purchase contract settlement date. If, for any trading day, the trading of the common shares is suspended, or if the common shares do not trade at least once on the NYSE on that day, then that day will not be considered to be part of the 20 trading-day period.

    The number of common shares you will receive for each Corporate Unit will be determined by one of the following settlement rates:

    - If the average closing price equals or exceeds $      , you will receive
            common shares.

    - If the average closing price is less than $      but greater than $      ,
      you will receive a number of common shares equal to $50 divided by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share.

    - If the average closing price is less than or equal to $      , you will
      receive       common shares.

    In certain circumstances, the applicable settlement rate will be subject to adjustment. You can find more information about the settlement rate starting on page S-39.

    Arvin will not issue any fractional common shares. If, however, you are settling more than one purchase contract, then any fractional common shares will be aggregated. For any fractional share not issuable, Arvin will pay you the value of that fractional share in cash.

EARLY SETTLEMENT

    You may satisfy your obligation to purchase common shares under your
purchase contract before the purchase contract settlement date on         ,
2002. If you choose early settlement, you will pay $50 in cash on or prior to:

(1) , 2002, if you are settling Corporate Units; this date is the seventh business day prior to the purchase contract settlement date, or

(2) , 2002, if you are settling Treasury Units; this date is the second business day prior to the purchase contract settlement date.

    To effect early settlement:

    - You must deliver to the purchase contract agent a notice indicating your election to "settle early."

    - You must deliver a cash payment of $50 for each purchase contract being settled.

    - You will receive, for each Corporate Unit or Treasury Unit you surrender, both:

       - common shares, regardless of the market price of the common shares on the date of early settlement and subject to adjustment in certain circumstances; and

       - Your debenture if you are settling a Corporate Unit or a 1/20th undivided beneficial interest in a Treasury Security if you are settling a Treasury Unit.

    - You will not receive any further contract adjustment payments from Arvin.

    - You may settle Treasury Units early only in multiples of 20.

TERMINATION OF PURCHASE CONTRACTS

    The purchase contracts will terminate immediately and automatically if certain bankruptcy, insolvency or reorganization events occur with respect to Arvin. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contracts also will terminate, including your right to receive accrued contract adjustment payments and your obligation to pay for, and your right to receive, common shares. Upon termination, you will receive your pledged debenture or your Treasury Security. If Arvin becomes the subject of a bankruptcy case, then there may be a delay between the time the purchase contracts terminate and the time you receive your pledged debenture or Treasury Security, as the case may be. You can find more information about how the purchase contracts terminate on page S-46.

                             LISTING ON AN EXCHANGE

    Arvin's common shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol "ARV." Arvin has applied for listing the Corporate Units on the NYSE. If either the Treasury Units or the debentures are traded at a volume that satisfies applicable exchange listing requirements, then Arvin will try to list those securities on the national securities exchanges or associations on which the Corporate Units are then listed or quoted.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    Because a Corporate Unit will consist of a debenture and a purchase contract, the purchase price of each Corporate Unit will be allocated between the purchase contract and the related debenture in proportion to their relative fair market values at the time of purchase.

    Arvin intends to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

    If you own Corporate Units, you will include in gross income the interest income on the debentures when such interest income is paid or accrues in accordance with your regular method of tax accounting.

    If you own Treasury Units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the Treasury Securities that accrues in such year.

    Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the Units or instruments similar to the Units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in the Units. For additional information, see "United States Federal Income Tax Consequences" starting on page S-54.

                                USE OF PROCEEDS

    The net proceeds that Arvin receives from the sale of the Corporate Units, after payment of expenses related to the offering and underwriting discounts,
are estimated to be approximately $   million, or $   million if the
underwriters' over-allotment option is exercised in full. See "Use of Proceeds" on page S-14. We intend to use the net proceeds to repay the remaining $100 million of short-term bank debt that we incurred in connection with our recent acquisition of Purolator and for general corporate purposes.

                                  RISK FACTORS

    AN INVESTMENT IN UNITS INVOLVES A NUMBER OF RISKS. BEFORE DECIDING TO BUY ANY UNITS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS ABOUT RISKS CONCERNING AN INVESTMENT IN UNITS.

    THE CORPORATE UNITS CONSIST OF DEBENTURES ISSUED BY ARVIN AND PURCHASE CONTRACTS TO ACQUIRE ARVIN'S COMMON SHARES. WHEN CONSIDERING AN INVESTMENT IN CORPORATE UNITS, YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO THE COMMON SHARES AND THE DEBENTURES AS WELL AS THE CORPORATE UNITS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ABOUT ALL OF THESE SECURITIES.

RISK FACTORS RELATING TO THE UNITS

    THE NUMBER OF COMMON SHARES THAT YOU WILL RECEIVE UNDER A PURCHASE CONTRACT
     WILL DEPEND ON ARVIN'S FUTURE COMMON SHARE PRICE; YOU WILL BEAR THE RISK OF DECLINE IN EQUITY VALUE.

    The terms of the Units differ from those of ordinary convertible securities. The number of common shares that you will receive upon the settlement of a purchase contract is not fixed, but instead will depend on the market value of the common shares near the time of settlement. The aggregate market value of the common shares that you will receive upon settlement of the purchase contract may be more or less than the stated amount of $50 per Unit. If the market value of
the common shares near the time of settlement is less than $      , the
aggregate market value of the common shares issuable upon settlement generally will be less than $50, and the investment in the Units will result in a loss. Therefore, you will bear the full risk of a decline in the market value of the common shares prior to settlement of the purchase contracts.

    THE OPPORTUNITY FOR EQUITY APPRECIATION IS LESS THAN WITH COMMON SHARE
     OWNERSHIP.

    The market value of the common shares receivable upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price of the common shares over a 20 trading-day period preceding settlement equals or exceeds the "Threshold Appreciation Price" of
$      . The Threshold Appreciation Price represents an appreciation of       %
over the current market price. Therefore, during the period prior to settlement, an investment in the Units affords less opportunity for equity appreciation than a direct investment in the common shares. If the applicable average closing
price exceeds the "Reference Price" of $      but falls below the Threshold
Appreciation Price of $      , you will realize no equity appreciation on the
common shares for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the
Threshold Appreciation Price, you will realize only       % of the equity
appreciation for that period above the Threshold Appreciation Price. See "Description of the Purchase Contracts--General" starting on page S-39 for an illustration of the number of common shares that you would receive at various average market prices.

    THE MARKET PRICE FOR THE COMMON SHARES IS UNCERTAIN.

    It is impossible to know whether the market price of the common shares will rise or fall. Numerous factors influence the trading prices of the common shares. These factors include changes in Arvin's financial condition, results of operations and prospects and complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the common shares are traded and the market segments of which Arvin is a part.

    The market for the common shares likely will influence, and be influenced by, any market that develops for the Units. For example, investors' anticipation of the distribution into the market of substantial amounts of common shares, including the additional common shares issuable upon settlement of the purchase contracts, could depress the price of the common shares and increase their volatility. If the underwriters' over-allotment option is exercised in full, the largest number of common shares issuable upon settlement of the purchase contracts would constitute
approximately       % of the common shares outstanding as of July 4, 1999. The price of the common shares also could be affected by possible sales of the common shares by investors who view the Units as a more attractive means of equity participation in Arvin and by hedging or arbitrage trading activity that may develop involving the Units and the common shares. See "--Arbitrage Opportunities May Affect Market Prices of Units, Debentures and Common Shares" below.

    THE NUMBER OF COMMON SHARES ISSUABLE UPON SETTLEMENT OF PURCHASE CONTRACTS
     WILL BE ADJUSTED ONLY FOR CERTAIN SPECIFIED TRANSACTIONS.

    The number of common shares issuable upon settlement of each purchase contract is subject to adjustment only for share splits and combinations, share dividends and certain other specified transactions involving Arvin. See "Description of the Purchase Contracts--Anti-Dilution Adjustments" starting on page S-44. The number of common shares issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee share option grants, offerings of common shares for cash or in connection with acquisitions or certain other transactions involving Arvin, which may adversely affect the price of the common shares. The terms of the Units do not restrict Arvin's ability to offer common shares in the future or to engage in other transactions that could dilute the common shares. Arvin has no obligation to consider the interests of the holders of the Units for any reason.

    YOU WILL HAVE NO RIGHTS AS A COMMON SHAREHOLDER.

    Until you acquire common shares upon settlement of your purchase contract, you will have no rights with respect to the common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common shares. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common shares only as to actions for which the applicable record date occurs after the settlement date.

    THE FIXED YIELD ON THE UNITS COULD BE LESS THAN THE DIVIDEND YIELD ON THE
     COMMON SHARES.

    There can be no assurance that the yield on the Units will remain higher than the dividend yield on the common shares. You will be entitled to receive
aggregate quarterly cash distributions at the rate of   % of the $50 purchase
price of the Corporate Units per annum, consisting of contract adjustment
payments of $      and cash interest payments on the related debentures of
$      . Arvin currently pays cash dividends at the rate of $0.84 per share per
year. That rate is equivalent to       % of the $      Reference Price per year.
See "Price Range of Common Shares and Dividend Policy."

    TRADING MARKETS FOR THE UNITS AND THE DEBENTURES ARE SUBJECT TO
     UNCERTAINTIES.

    It is impossible to predict how the Corporate Units, the Treasury Units and the debentures will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. The Corporate Units and the Treasury Units are novel securities. There currently is no secondary market for either of them or for the debentures, and there can be no assurance as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

    Arvin has applied for listing the Corporate Units on the NYSE. Listing on the NYSE does not guarantee the depth or liquidity of the market for the Corporate Units. If holders of the Corporate Units convert their Corporate Units into Treasury Units by substituting Treasury Securities for the debentures, the liquidity of the Corporate Units could be adversely affected. Moreover, if the number of Corporate Units falls below the NYSE's requirement for continued listing, whether as a result of the conversion of Corporate Units into Treasury Units or otherwise, the Corporate Units could be delisted from the NYSE, or trading in the Corporate Units could be suspended.

    ARBITRAGE OPPORTUNITIES MAY AFFECT MARKET PRICES OF UNITS, DEBENTURES AND
     COMMON SHARES.

    Fluctuations in interest rates may create opportunities for arbitrage based upon changes in the relative value of the common shares underlying the purchase contracts and of the components of the Units. Any arbitrage could affect, in turn, the trading prices of the Units, the debentures and the common shares.

    YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

    Although holders of Units will be beneficial owners of the underlying pledged debentures, in the case of Corporate Units, and pledged Treasury Securities, in the case of Treasury Units, those pledged securities will be pledged to secure the obligations of the holders under the purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged securities from this pledge arrangement except in the limited circumstances described in this prospectus supplement.

    THE DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY IF ARVIN BECOMES
     SUBJECT TO A BANKRUPTCY PROCEEDING.

    Notwithstanding the automatic termination of the purchase contracts, if Arvin becomes the subject of a case under the Bankruptcy Code, imposition of an automatic stay under Section 362 of the Bankruptcy Code may delay the delivery to you of your securities being held as collateral under the pledge arrangement.

    THE PURCHASE CONTRACT AGENT HAS LIMITED OBLIGATIONS TO YOU.

    The purchase contract agent will have only limited obligations to you as a holder of the Units under the terms of the purchase contract agreement. The purchase contract agreement is not an indenture under the Trust Indenture Act of 1939. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Information Concerning the Purchase Contract Agent" on page S-50.

    THE DEBENTURES DO NOT CONTAIN CERTAIN RESTRICTIVE COVENANTS.

    The terms of the debentures do not contain several types of restrictive covenants that would protect holders of debentures from transactions that may adversely affect the holders. In particular, the indenture governing the debentures does not contain covenants that limit Arvin's ability to pay dividends or make distributions on, or redeem or repurchase, Arvin's capital shares and does not contain provisions that would give holders of the debentures the right to require Arvin to repurchase their debentures in the event of a change of control of Arvin or a decline in the credit rating of Arvin or Arvin's debt securities as a result of a takeover, recapitalization or similar restructuring, or any other reason. In addition, the indenture does not limit Arvin's ability to incur additional indebtedness and therefore does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving Arvin that may adversely affect the holders.

RISK FACTORS RELATING TO ARVIN

    THE CYCLICALITY OF AUTOMOTIVE PRODUCTION AND SALES COULD ADVERSELY AFFECT
     ARVIN'S BUSINESS.

    A substantial portion of our business is directly related to automotive sales and production by our customers, which are cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. Any economic decline which resulted in a significant reduction in automotive production and sales by our customers would have a material adverse effect on our business.

    COMPETITION IN THE HIGHLY COMPETITIVE AUTOMOTIVE PARTS INDUSTRY MAY HAVE A
     MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    The automotive parts industry is highly competitive. We compete with a number of independent automotive parts suppliers and units of major vehicle manufacturers in the United States and internationally that produce components, systems and modules for sale to vehicle manufacturers and in the aftermarket as replacement parts. Although the overall number of our competitors has decreased due to ongoing industry consolidation, we face significant competition within each of our major product areas.

    In our original equipment business, we principally compete for business at the beginning of the sourcing process for vehicle models that vehicle manufacturers plan to introduce to the market in later years and upon the redesign of existing vehicle models. Vehicle manufacturers rigorously evaluate suppliers on the basis of product quality, price, reliability, timeliness of delivery, technical expertise and customer service. We cannot assure you that competition in our markets will not have a material adverse effect on our business.

    OUR BUSINESS MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR
     RELATIONS MATTERS.

    Our U.S.-based original equipment manufacturing customers are highly unionized and operate domestically pursuant to collective bargaining agreements between the United Automobile Workers Union (UAW) and Ford, General Motors and DaimlerChrysler. The collective bargaining agreements expire on September 14, 1999 and are currently being renegotiated. There can be no assurance that these negotiations will be resolved favorably for the original equipment manufacturers or without work stoppages in their North American operations. Work stoppages or unfavorable resolution of these negotiations could adversely affect our results of operations, financial condition or the conduct of our business.

    Domestically, our original equipment exhaust facilities operate under various collective bargaining agreements with unions with different contract lengths and expiration dates. While we have not experienced any strikes since 1989 and we believe that our relations with our unions are positive, there can be no assurance that future issues with our labor unions will be resolved favorably for us or that we will not experience a work stoppage. Such a stoppage or an unfavorable resolution could adversely affect our business.

    WE MAY BE UNABLE TO REALIZE OUR BUSINESS STRATEGY OF COMPLETING STRATEGIC
     ACQUISITIONS, JOINT VENTURES AND ALLIANCES.

    There are risks associated with our business strategy to acquire, make investments in, or enter into joint ventures or other strategic alliances with, companies whose businesses complement our business. We may not be able to identify suitable candidates to acquire or enter into joint ventures or other arrangements with, or we may not be able to reach agreement on satisfactory terms for such activities. In addition, we could have difficulty assimilating the personnel and operations of acquired companies, which would prevent us from realizing expected benefits.

    WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

    Arvin has manufacturing and distribution facilities in many countries. We are subject to risks associated with our international operations, including exposure to local economic conditions, exposure to local political conditions (including the risk of seizure of assets by foreign governments), currency exchange rate fluctuations, currency controls and export and import restrictions. The likelihood of such occurrences and their potential effect on Arvin are unpredictable and vary from country to country.

    Because Arvin's international operations conduct their day to day operations in various foreign currencies and report their results of operations and financial condition in U.S. dollars, the fluctuating value of the dollar against these foreign currencies could adversely affect Arvin's reported results of operations and financial condition.

    WE ARE SUBJECT TO RISKS RELATING TO YEAR 2000 COMPLIANCE.

    We may be adversely affected if our Year 2000 remediation efforts and those of our suppliers are not successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Six Months Ended July 4, 1999 and June 28, 1998--Year 2000" on page S-28.

                                USE OF PROCEEDS

    The net proceeds to be received by Arvin from the sale of the Corporate Units, after payment of expenses related to the offering and underwriting
discounts, are estimated to be approximately $   million, or $   million if the
underwriters' over-allotment option is exercised in full. See "Underwriting" starting on page S-61. We intend to use the net proceeds to repay the remaining $100 million of short-term bank debt that we incurred in connection with our recent acquisition of Purolator and for general corporate purposes. That bank debt matures in March 2000 and bears interest at a variable rate, which was 5.80% per annum at July 4, 1999. In March 1999, we refinanced a portion of our short-term bank debt associated with the Purolator acquisition through an offering of $150 million aggregate principal amount of our 7 1/8% Notes due 2009. See "Business--Recent Acquisitions and Investments."

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

    The common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ARV." The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape, and the cash dividends declared on the common shares for the periods indicated.

                                                        PRICE RANGE
                                                     ------------------
                                                      HIGH        LOW       DIVIDENDS
                                                     -------    -------    -----------
1997
  First Quarter...................................   $25 7/8    $21            $0.19
  Second Quarter..................................    28 3/4     21 7/8        $0.19
  Third Quarter...................................    39         26 1/4        $0.19
  Fourth Quarter..................................    41 5/8     31            $0.20
1998
  First Quarter...................................    40         31            $0.20
  Second Quarter..................................    42 3/4     33 7/16       $0.20
  Third Quarter...................................    42 5/8     35 3/4        $0.20
  Fourth Quarter..................................    44 1/8     31            $0.21
1999
  First Quarter...................................    42 7/8     30 7/8        $0.21
  Second Quarter..................................    41 7/8     26 3/8        $0.21
  Third Quarter (through July 27, 1999)...........    40 1/2     38 5/16       $0.21

    On July 27, 1999, the last reported sale price of the common shares on the NYSE was $39 5/16 share.

    Subject to the prior dividend rights of any preferred shares that may be outstanding, holders of the common shares are entitled to receive dividends and other distributions, when and as declared by the board of directors of Arvin. Certain of our long-term debt obligations contain covenants that may indirectly restrict the payment of dividends on our capital shares, although none materially limits our ability to pay dividends at the date of this prospectus supplement.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Arvin at July 4, 1999, and as adjusted to reflect the application of the net proceeds from the sale of the Corporate Units. The table should be read in conjunction with Arvin's consolidated financial statements and notes thereto included in the documents that are incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                          AT JULY 4, 1999
                                                                       ----------------------
                                                                        ACTUAL    AS ADJUSTED
                                                                       ---------  -----------
                                                                           (IN MILLIONS)
Cash.................................................................  $    47.6   $    92.6(1)
                                                                       ---------  -----------
                                                                       ---------  -----------
Short-term debt......................................................  $   125.0   $    25.0(1)
Long-term debt:
  10% medium-term notes due 2000.....................................       36.0        36.0
  6 7/8% notes due 2001..............................................       75.0        75.0
  7.94% notes due 2005...............................................       50.0        50.0
  6 3/4% notes due 2008..............................................      100.0       100.0
  7 1/8% notes due 2009..............................................      150.0       150.0
  10 3/8% Euro-Sterling Notes due 2018...............................       28.2        28.2
  Other..............................................................       26.2        26.2
  Debentures due 2004................................................         --       150.0
Current maturities of long-term debt.................................      (10.9)      (10.9)
                                                                       ---------  -----------
Total long-term debt.................................................      454.5       604.5
                                                                       ---------  -----------
Minority interest....................................................       55.6        55.6
Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust holding solely subordinated debentures of the
  Company............................................................       89.1        89.1
Shareholders' equity.................................................      562.6       553.8(2)
                                                                       ---------  -----------
Total capitalization.................................................  $ 1,286.8   $ 1,328.0
                                                                       ---------  -----------
                                                                       ---------  -----------

------------------------

(1) The estimated net proceeds from the sale of the Corporate Units are first applied to repay short-term debt with the remaining net proceeds reflected in the cash balance.

(2) Shareholders' equity is reduced by $3.8 million for underwriting compensation associated with the equity portion of the Corporate Units issuance and by $5.0 million for the present value of future purchase contract fee payments.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following summary financial information should be read in conjunction with Arvin's consolidated financial statements and notes thereto included in Arvin's Annual Report on Form 10-K for the fiscal year ended January 3, 1999. The summary operating results, financial position and cash flow information for and as of the end of each of the fiscal years in the three-year period ended January 3, 1999 have been derived from the audited consolidated financial statements of Arvin. Some of this information has been updated in Arvin's Quarterly Reports on Form 10-Q for the quarters ended April 4, 1999 and July 4, 1999 and Current Reports on Form 8-K/A dated May 12, 1999 and June 22, 1999 relating to the Purolator acquisition. The operating results, financial position and cash flow information for and as of the six months ended July 4, 1999 and June 28, 1998 have been derived from Arvin's unaudited interim consolidated financial statements, which, in the opinion of Arvin's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. The results for the six months ended July 4, 1999 are not necessarily indicative of the results to be expected for the full year. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                     AT OR FOR THE SIX
                                                                        MONTHS ENDED      AT OR FOR THE FISCAL YEAR ENDED
                                                                    --------------------  -------------------------------
                                                                     JULY 4,   JUNE 28,    JAN. 3,   DEC. 28,   DEC. 29,
                                                                      1999       1998       1999       1997       1996
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS(1)
Net sales.........................................................  $ 1,577.7  $ 1,236.7  $ 2,498.7  $ 2,349.0  $ 2,212.7
Cost of goods sold................................................    1,352.8    1,051.2    2,128.5    2,014.9    1,940.2
Selling, general and administrative expense.......................      112.4       91.2      191.5      165.6      151.1
Operating income(2)...............................................      116.6       84.5      170.7      171.3      135.9
Gross interest expense............................................       24.2       17.9       35.8       39.5       38.8
Income from continuing operations.................................       50.8       41.2       78.4       65.0       47.1

FINANCIAL POSITION
Total assets......................................................  $ 2,009.2  $ 1,565.7  $ 1,646.5  $ 1,447.1  $ 1,307.8
Total debt........................................................      579.5      328.6      317.8      277.9      346.6
Capital securities................................................       89.1       98.9       89.1       98.9         --
Shareholders' equity..............................................      562.6      520.1      563.7      485.2      437.4

OTHER DATA(1)
Depreciation and amortization.....................................  $    57.6  $    45.3  $    90.9  $    85.6  $    79.7
Capital expenditures, net.........................................       48.0       41.1      117.9       93.8       73.7
Income taxes......................................................       23.6       19.8       38.3       34.2       19.7
EBITDA(3).........................................................      156.5      124.2      243.3      224.4      185.3
Net cash (used for) provided by operating activities..............       (2.8)      15.0      164.4      194.9      158.9

SHARE DATA
Earnings per common share, diluted(1).............................  $    2.07  $    1.71  $    3.23  $    2.78  $    2.03
Average common shares outstanding, diluted........................      24.50      24.10      24.25      23.38      24.62
Dividends declared per common share...............................  $    0.42  $    0.40  $    0.81  $    0.77  $    0.76

------------------------------

(1) From continuing operations.

(2) Operating income has been restated in accordance with the provisions of SFAS 131 and includes earnings from Arvin's equity subsidiaries and excludes corporate expenses.

(3) EBITDA is not a measure of cash flow, operating results or liquidity, as determined in accordance with generally accepted accounting principles, and differs from net cash provided by operating activities as determined under generally accepted accounting principles in that EBITDA excludes interest expense and does not reflect the effects of changes in working capital or deferred income tax items. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage and liquidity. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flows provided by operations, as determined in accordance with generally accepted accounting principles. Our EBITDA amounts may not be comparable to EBITDA as reported by or for other companies because we may not calculate EBITDA on the same basis as other companies.

                              ACCOUNTING TREATMENT

    The purchase contracts are forward transactions in Arvin's common shares. Upon settlement of a purchase contract, Arvin will receive the stated amount of $50 on the purchase contract and will issue the required number of common shares. The stated amount received will be credited to shareholders' equity and allocated between common shares and capital in excess of par value. The present value of the contract adjustment payments will initially be charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the share purchase contracts.

    Prior to the issuance of common shares upon settlement of the purchase contracts, Arvin expects that the Units will be reflected in Arvin's diluted earnings per share calculations using the treasury stock method. Under this method, the number of common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by Arvin in the market at the average market price during the period using the proceeds receivable upon settlement. As a result, Arvin expects there will be no dilutive effect on its earnings per share except during periods when the average market price of the common shares is above the Threshold Appreciation Price.

                                    BUSINESS

OVERVIEW

    Arvin is a leading international manufacturer and supplier of automotive exhaust systems, ride and motion control products and filters, with 1998 sales of approximately $2.5 billion. We supply our products to the major automotive original equipment manufacturers (OEMs) and replacement market parts suppliers. Our principal exhaust system products include mufflers, exhaust and tail pipes, catalytic converters and tubular manifolds, and our primary ride and motion control products include shock absorbers, struts and gas-charged lift supports. We also are a leading manufacturer and distributor of automotive oil, air and fuel filters in North America. We have over 50 manufacturing facilities and 8 technical centers in 15 countries and estimate that we will derive approximately 61% of our fiscal 1999 sales from the original equipment (OE) market, 33% from the automotive replacement market and the remaining 6% from other products.

    Recently, Arvin has implemented a series of strategic initiatives to increase its global competitive position within the automotive parts marketplace. In November 1998, we entered into a joint venture with Kayaba Industry Co., Ltd., providing ride control products to North American vehicle manufacturers. In December 1998, we purchased a 49% interest in Zeuna Starker, significantly expanding our German exhaust system capabilities. Most recently, in February 1999, we expanded our aftermarket presence through the acquisition of Purolator, adding automotive oil, air and fuel filters to our product line.

INDUSTRY TRENDS

    We believe we are well positioned to take advantage of several trends affecting our customers' markets.

    EMISSIONS REGULATIONS. In the U.S., passenger car tailpipe emissions have been reduced by more than 95% over the past 25 years. Despite these reductions, current EPA Tier 2 proposals would require further reductions in emissions, by 77% in cars and 95% in light trucks from today's levels, to be phased in between 2004 and 2007. To meet these strict new standards, technological changes to the exhaust system must be made and the emissions system will become more complex, with additional components possibly being included in the system. Europe, Japan and many of the developing nations are also tightening their emissions standards. We have a significant share of the automotive exhaust market in the U.S. and an expanding presence overseas, and we believe we will benefit through greater sales as a result of stricter regulations.

    OUTSOURCING. Automotive OEMs continue to outsource component manufacturing as a result of competitive pressures to improve quality and reduce capital expenditures, production costs and inventory levels. A significant portion of ride and motion control components and exhaust systems is currently manufactured by OEMs and their affiliated companies. Arvin sees the potential for increased outsourcing as an attractive growth opportunity.

    FULL SYSTEMS. In addition to outsourcing component manufacturing, OEMs are placing greater reliance on large Tier I full-service suppliers that are capable of supplying integrated systems. OEMs are also shifting research and development, design, testing and validation to capable suppliers. As a leading global supplier of integrated exhaust systems, Arvin is well-positioned to benefit from this trend.

    GLOBALIZATION. OEMs have significantly increased their overseas manufacturing operations in order to more effectively serve a broader global market for vehicle sales and to increase vehicle production in local markets. As a result, they are concentrating their business with larger suppliers capable of servicing them on a global basis at the expense of smaller, more regional suppliers. With

45% of 1998 sales to international markets and manufacturing facilities in 15 countries worldwide, Arvin is one of the largest global suppliers of both exhaust and ride and motion control products.

    SUPPLIER CONSOLIDATION. In response to the trends mentioned above, automotive suppliers have combined with other suppliers to gain the critical mass to support the required research and development and realize economies of scale. These combinations have also been pursued to add capabilities to manufacture complementary components and more complete systems. Consolidation also enables suppliers to build new customer relationships and to follow their customers as they expand around the world. In addition to our recent investments in Purolator, the Arvin-Kayaba joint venture and the 49% interest in Zeuna Starker, we continue to evaluate complementary acquisitions that fit our criteria.

    AFTERMARKET DISTRIBUTOR CONSOLIDATION. The emergence and consolidation of large automotive component retailers and distributors, such as AutoZone, Pep Boys and CARQUEST, has resulted in fewer, larger customers for automotive aftermarket manufacturers. These larger customers increasingly limit their supply base to a smaller group of suppliers with broad product lines who are capable of supplying higher service levels and providing private label products. With its acquisition of Purolator, Arvin has added oil, air and fuel filters to its existing line-up of exhaust and ride and motion control products. Arvin has a leading share of the private label market in its principal product lines.

BUSINESS STRATEGY

    Arvin's mission is to be the world-class standard for the automotive supply industry. We believe that our competitive advantages include low-cost manufacturing, integrated supply capability, broad product lines, strong customer relationships, extensive aftermarket distribution and well-recognized aftermarket brand names. Our strategy is designed to leverage our competitive advantages and capitalize on trends in the industry by actively pursuing the following initiatives.

    EXPAND FULL SYSTEM/FULL SERVICE CAPABILITY. OEMs increasingly require their suppliers to design, engineer, test, validate and manufacture complete systems and modules. In recent years, Arvin has made significant investments in new facilities and technologies that expand Arvin's capabilities to enable it to meet these new requirements. As a result of our focus and capacity to provide full service engineering and manufacturing, we believe we are well positioned to win new business, which represents a significant opportunity. We estimate that in 1998, over $1.0 billion of exhaust components and $500 million of ride control components were manufactured pursuant to contracts awarded to in-house suppliers. We believe many of these components will be sourced competitively in the future and that we are well positioned to compete for this business.

    FURTHER GLOBALIZATION AND DIVERSIFICATION OF CUSTOMER BASE. While Arvin has operations in 15 countries, with the globalization and consolidation of the vehicle assemblers, Arvin must continue to expand its international operations. The recent investment in Zeuna Starker gives us a substantial presence in Germany, with an expanded customer base which includes BMW and Mercedes. In recent years, we have acquired operations in Thailand, Brazil and Argentina and entered into a joint venture in China in order to supply our customers with locally built components. We anticipate continued expansion in our current and new markets in order to serve our existing and new customers.

    EXPAND AFTERMARKET PRESENCE THROUGH WORLD-CLASS SERVICE. The consolidation in the automotive aftermarket has resulted in larger customers that demand high levels of customer service, a broad product line and private label products. Arvin has set the standard for replacement product service with product availability levels near 99% in U.S. markets. We believe other automotive parts suppliers generally offer lower levels of service. Our order turnaround time, the time from order placement to delivery, is typically no more than seven days to any location in the continental U.S. Some competitors require much longer order cycles. This excellence in customer service has helped us strengthen our relationships with our customers and create opportunities for us to sell more products through these distribution channels. In response to these opportunities, we recently added filters to our product offerings through the acquisition of Purolator, and we will continue to explore additional opportunities to add more product categories.

    LEAN THINKING. Arvin's engine for continuous improvement in quality and cost is the Arvin Total Quality Production System (ATQPS), which is based on the Toyota Production System and other lean manufacturing techniques. This umbrella program and its supplemental initiatives in purchasing, engineering and administration drive Arvin's improvement process and have resulted in over 50% of Arvin's manufacturing cells achieving World-Class certification. Significant quality improvements and cost reductions are expected to be realized as all Arvin manufacturing cells reach World-Class and Best in Class certification. Since implementing ATQPS in 1992, Arvin has realized substantial improvements in labor costs, cost of quality, selling, general and administrative costs and inventory turnover.

    We see opportunities to apply the principles of ATQPS beyond our existing businesses. Acquired businesses, such as Purolator and WorldSource Coil Coating, provide excellent opportunities for quality and cost improvements through ATQPS. We have also started to apply these principles to our suppliers in improving value chain management. Value chain management is an aggressive lean manufacturing program that our suppliers are expected to implement. The suppliers can reduce their costs and improve their quality through these efforts and are expected to share the resulting benefits with us.

    PURSUE STRATEGIC ACQUISITIONS, JOINT VENTURES AND ALLIANCES. Arvin is pursuing a strategy which includes acquisitions, joint ventures and alliances intended to accelerate the implementation of Arvin's strategic objectives. Specifically, we will consider acquisitions that complement our ability to supply complete systems, further globalize our operations and expand our aftermarket product lines. We evaluate potential acquisitions to ensure they meet our strategic objectives and financial criteria.

RECENT ACQUISITIONS AND INVESTMENTS

    In conjunction with Arvin's announced growth strategy, Arvin has recently made significant investments to enhance Arvin's position in the OE and replacement markets.

    ACQUISITION OF PUROLATOR. Arvin acquired Purolator from Mark IV Industries, Inc. on February 26, 1999. Purolator is a leading independent manufacturer and distributor of automotive oil, air and fuel filters in North America for both the replacement and original equipment markets. Purolator is one of the most widely known brand names in the automotive industry. The Purolator brand includes more than 2,000 part numbers for automotive, light truck and heavy duty applications. Purolator had annual sales of approximately $340 million for the 12-month period ended January 31, 1999. The transaction value of $272 million includes the assumption of approximately $6 million in debt and certain closing adjustments.

    Adding the Purolator-Registered Trademark- brand name to Arvin's own Maremont-Registered Trademark- exhaust, Gabriel-Registered Trademark- ride control and StrongArm-Registered Trademark- gas-charged lift supports brand names is creating additional synergies among our brand name replacement products. We believe that Purolator's market presence in Europe and the rest of the world can be enhanced without significant additional investment. The similarity of Arvin's and Purolator's customers and distribution channels is providing cost reduction opportunities while increasing the number of our retail and wholesale customers.

    Purolator is also a leading supplier of filters to vehicle makers and their service parts organizations. Original equipment customers include Ford, DaimlerChrysler, Toyota, Subaru, Mazda, Navistar and Nissan.

    INVESTMENT IN ZEUNA STARKER. In December 1998, Arvin entered into a cooperative agreement with Zeuna Starker under which Arvin purchased a 49% interest in Zeuna Starker. Zeuna Starker, headquartered in Augsburg, Germany, is a premier supplier of automotive exhaust systems. With annual revenues of approximately 725 million Deutsche Marks, or approximately $380 million, Zeuna Starker is one of the largest independent exhaust producers in Germany. Major customers include DaimlerChrysler, BMW, Volkswagen, Fiat, Lancia, Alfa Romeo, Ferrari, Volvo, Rolls-Royce and Bentley. Zeuna Starker offers a full range of exhaust products, including catalytic converters, pipes, mufflers and complete exhaust systems to original equipment automotive manufacturers. It has manufacturing facilities in Germany, South Africa, Italy, Hungary and the United States.

    ARVIN-KAYABA RIDE CONTROL JOINT VENTURE. In November 1998, Arvin formed a joint venture with Kayaba Industry Co., Ltd. of Tokyo, Japan to provide ride control products to North American passenger car and light truck manufacturers. The joint venture, Arvin-Kayaba, LLC, includes Kayaba's operation in Franklin, Indiana and the Arvin Ride Control operation in Pulaski, Tennessee. Arvin owns 50.1% of the joint venture.

JOINT VENTURES AND ALLIANCES

    Arvin has a long history of entering joint ventures to gain access to new technologies and expand our global presence while minimizing invested capital and business risk. In addition to our recent acquisitions and investments, other notable equity investments in affiliates include Arvin Sango Inc. (50%), Arvin Exhaust GmbH (50%), Gabriel de Venezuela (42%) and Kayaba Arvin S.A. (40%). Arvin believes these, and other equity investments in affiliates, will generate over $600 million in unconsolidated sales in 1999. We intend to continue to pursue joint venture opportunities that expand our global presence or offer other strategic benefits.

PRODUCTS AND CUSTOMERS

    Arvin designs, engineers, manufactures and distributes automotive exhaust systems; ride and motion control products; automotive oil, air and fuel filters; and coil coating products. In 1998, Arvin's products were found on 9 of the 10 top selling vehicles in the United States, and on the major European and Japanese nameplates. Arvin's sales by product category on a segment reporting basis are displayed in the table below:

                                                              PRO FORMA
                                                               1998(1)       1998       1997       1996
                                                            -------------  ---------  ---------  ---------
Automotive Original Equipment
  Exhaust.................................................          45%          51%        51%        54%
  Ride and Motion Control.................................          15%          17%        17%        14%
Automotive Replacement
  Exhaust.................................................          13%          15%        15%        13%
  Ride Control............................................          11%          12%        12%        14%
  Filters.................................................          12%           --         --         --
Coil Coating..............................................           4%           5%         5%         5%

------------------------

(1) Includes the results of Purolator for the 12 months ended January 31, 1999.

    THE AUTOMOTIVE OE SEGMENT. Arvin believes it is the leading supplier of exhaust systems to OEMs in North America and Europe. Arvin believes it is the third largest worldwide supplier of ride and motion control products to OEMs. In 1998, Arvin had sales to two customers that exceeded 10% of its revenues (Ford, 19.2%, and General Motors, 11.6%). The principal products and primary customers of the OE segment are listed below.

          PRINCIPAL PRODUCTS                        PRIMARY CUSTOMERS
---------------------------------------  ----------------------------------------
EXHAUST SYSTEMS                          DaimlerChrysler     Mitsubishi
  --Mufflers                             Fiat                Renault
  --Exhaust and Tail Pipes               Ford                Toyota
  --Catalytic Converters                 General Motors      Volkswagen
  --Tubular Manifolds                    Isuzu               Volvo
RIDE AND MOTION CONTROL PRODUCTS
  --Shock Absorbers
  --Struts
  --Gas-Charged Lift Supports
  --Vacuum Actuators
FILTERS

    Arvin's OE sector has undergone a significant transformation in the last decade, moving toward a fully integrated engineering, development and production operation. This transformation has been driven by a shift in customer requirements and a change in the capabilities required to be a successful, long-term participant in this market. Arvin believes that its capital spending program has resulted in world-class manufacturing operations which are capable of delivering outstanding value and quality to its customers.

    THE AUTOMOTIVE REPLACEMENT SEGMENT. Arvin believes that it is the second leading supplier of automotive replacement exhaust systems and automotive replacement ride control products worldwide. We are the leading supplier of gas-charged lift supports in the U.S. and of automotive filters in North America. Our customers in the aftermarket include the leading consolidators, such as AutoZone, Pep Boys and CARQUEST, and the growth of such customers has led to increased business for us. The principal products, brand names and primary customers of the Replacement segment are listed below.

         PRINCIPAL PRODUCTS                       BRAND NAMES                        PRIMARY CUSTOMERS
------------------------------------  ------------------------------------  ------------------------------------
EXHAUST SYSTEMS                       MUFFLERS                              RETAILERS
  --Mufflers                          ANSA                                  AutoZone
  --Exhaust and Tail Pipes            Cherry Bomb-Registered Trademark-     Canadian Tire
  --Catalytic Converters              Maremont-Registered Trademark-        Pep Boys
                                      ROSI                                  Sears
RIDE AND MOTION CONTROL               TIMAX
  PRODUCTS                            TESH                                  WHOLESALE DISTRIBUTORS
  --Shock Absorbers                                                         CARQUEST
  --Struts                            SHOCK ABSORBERS                       General Parts, Inc.
  --Gas-Charged Lift Supports         Gabriel-Registered Trademark-         Partco
                                                                            UAP-NAPA
  FILTERS                             GAS-CHARGED LIFT SUPPORTS
  --Oil Filters                       StrongArm-Registered Trademark-       INSTALLERS
  --Air Filters                                                             Kwik-Fit
  --Fuel Filters                      FILTERS                               Meineke
                                      Purolator-Registered Trademark-       Midas

    Arvin's replacement market operations compete with both OEMs and independent suppliers in North America and Europe. Our competitive position has been enhanced by rigorous attention to lead time reduction and lowest cost product development. Continuous improvement in the manufacturing process has had a positive impact on order fill rates, the cost and quality of products manufactured and customer service and satisfaction.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIX MONTHS ENDED JULY 4, 1999 AND JUNE 28, 1998

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH ARVIN'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JULY 4, 1999.

OVERVIEW

    Sales for the six months ended July 4, 1999 of $1,577.7 million improved $341.0 million over a strong comparable 1998 period. Top line growth was achieved as a result of both recent acquisitions and strength in the original equipment market. Year-to-date earnings before cumulative effect of accounting change increased by 23 percent to $50.8 million, or $2.07 per diluted share, compared to earnings of $41.2 million, or $1.71 per diluted share for the first six months of 1998.

    Two significant non-recurring items were recorded during the first six months of 1999. First, an after-tax gain of $5.4 million on the sale of an investment in a Latin American shock absorber affiliate increased diluted earnings per share by $.22. An after-tax charge of $4.3 million for a voluntary early retirement program for certain North American employees reduced diluted earnings per share by $.18. Two significant non-recurring items were also recorded during the first six months of 1998. First, an after-tax gain of $5.5 million on the early redemption of preferred stock increased diluted earnings per share by $.23. An after-tax charge of $4.5 million for realignment of OE exhaust operations reduced diluted earnings per share by $.19. Excluding the impact of these non-recurring items, year-to-date 1999 earnings before cumulative effect of accounting change increased by 24 percent to $49.7 million, or $2.03 per diluted share, compared to year-to-date 1998 earnings of $40.2 million, or $1.67 per diluted share.

RESULTS OF OPERATIONS (IN MILLIONS)

                                                                           FIRST SIX MONTHS
                                                                         --------------------
                                                                           1999       1998
                                                                         ---------  ---------
Net Sales:
Automotive Original Equipment..........................................  $ 1,011.0  $   833.2
Automotive Replacement.................................................      476.0      348.8
Other..................................................................       90.7       54.7
                                                                         ---------  ---------
  Net sales............................................................  $ 1,577.7  $ 1,236.7
                                                                         ---------  ---------
                                                                         ---------  ---------
Operating Income: (1)
Automotive Original Equipment..........................................  $    66.3  $    48.2
Automotive Replacement.................................................       42.8       36.9
Other..................................................................        7.5       (0.6)
                                                                         ---------  ---------
  Operating income.....................................................  $   116.6  $    84.5
                                                                         ---------  ---------
                                                                         ---------  ---------

------------------------

(1) Operating income reflects: (a) income from consolidated operations prior to corporate expenses, interest and other non-operational items, and (b) Arvin's share of net income from unconsolidated subsidiaries.

AUTOMOTIVE ORIGINAL EQUIPMENT:

    Net sales in the OE segment for the six-month period increased by $177.8 million, or 21 percent over sales for the first six months of 1998. Sales increased by $14.7 million due to the net effect of acquisitions offset by a divestiture. An increase in OE exhaust pass-through sales contributed $90.2 million to revenues. Net sales were boosted by favorable market conditions in North America and Western Europe. Vehicle production in the U.S. and Canada increased by 13 percent, and new car registrations in Western Europe improved by 8 percent as compared to the first six months of 1998. Selective price concessions averaged nearly one percent of OE sales. Volume gains (excluding pass-through sales) and a favorable product mix contributed $72.1 and $13.9 million, respectively.

    Comparison of the effect of changes in volume from period to period is subject to a number of limitations, principally centered around what constitutes a unit for volume measurement. The appropriate measure of a unit varies over time as products develop, varies among the different countries in which Arvin operates, and varies within each of our operating units. As a result, there is a degree of imprecision and subjectivity in estimating the impact of volume changes.

    OE operating income for the first six months of 1999 included two significant non-recurring items: (1) a $7.3 million gain on the sale of Arvin's equity investment in a Latin American shock absorber affiliate, and (2) a $3.2 million charge for a voluntary early retirement program for certain North American employees. Excluding the effect of these non-recurring items and a $6.6 million charge reported during the first six months of 1998, year-to-date OE operating profit increased by 14 percent over the comparable period in 1998. Volume gains and a favorable product mix outpaced the effect of selective price concessions by $17.6 million. Negotiated raw material price decreases and reduced warranty costs contributed $7.0 and $1.5 million, respectively, to operating profit. The net impact of acquisitions and dispositions reduced operating profit by $6.9 million, while equity in unconsolidated subsidiary income increased operating profit by $3.0 million. OE operating income was adversely affected by labor inflation of $7.7 million and productivity declines of $6.8 million. Major reasons for the productivity declines include the delayed launch of a key customer platform in Europe, and a downturn in European demand for certain customer models.

    OE operating margins, adjusted for previously discussed non-recurring items, were 6.2 and 6.6 percent for the first six months of 1999 and 1998, respectively. The operating margins were adversely affected by the increase of OE exhaust pass-through sales, which typically have very low margins. Excluding non-recurring items and the negative impact of increased pass-through sales, OE operating margins for the first six months of 1999 and 1998 were 7.2 and 7.1 percent, respectively.

AUTOMOTIVE REPLACEMENT:

    Replacement sales for the first six months of 1999 increased by $127.2 million, or 36 percent over sales for the first six months of 1998. The acquisition of Purolator on February 26, 1999 accounted for 95 percent of this increase. In addition, price increases, averaging one percent of sales, and a favorable product mix of $18.0 million exceeded volume reductions of $12.9 million in the North American exhaust market and the negative effect of the strong U.S. dollar on the translation of earnings, which equated to $4.0 million. The trend of lower volumes continues for the Replacement segment due to improved original equipment exhaust systems and the evolution of light vehicle designs. Despite overall softness in the replacement market, Arvin believes that it continues to gain market share.

    Operating units in the Replacement segment sell their product through a variety of different customer channels including merchandisers, installers, and wholesale distributors. As a result of period to period variations in this channel mix, in addition to normal variations in product mix, the average price of units sold may not correspond to price changes. As in the OE segment, there is also a degree of imprecision and subjectivity in estimating the impact of period to period volume changes, principally because of questions as to what constitutes a unit for volume measurement. The appropriate measure of a unit varies over time as products develop, varies among the different countries in which Arvin operates, and varies within each of our operating units.

    Replacement operating income for the first six months of 1999 included a $3.2 million non-recurring charge for a voluntary early retirement program for certain North American employees. Excluding the effect of this program, operating income for the Replacement segment increased by $9.1 million or 25 percent. The acquisition of Purolator accounted for almost 90 percent of the increase in operating profit. Price increases and a favorable product mix totaling $17.6 million offset volume reductions of $17.3 million. Productivity improvements and negotiated raw material price decreases contributed a total of $8.6 million, while labor inflation and costs to obtain new business reduced operating profit by a total of $7.9 million.

OTHER

    Other sales for the first six months of 1999 increased by 66 percent as compared to the 1998 six-month period. The acquisition of WorldSource accounted for approximately 55 percent of the increase, and other incremental volume made up the rest of the gain.

    Excluding non-recurring items recorded during the first six months of 1999 (a $.4 million charge for a voluntary early retirement program) and during the first six months of 1998 (a $3.5 million increase in reserves for legal and environmental issues), Other operating income increased by $5.0 million. Total volume gains, including the acquisition of WorldSource, contributed $7.0 million. Minor variances for selective price concessions, unfavorable product mix, and increased labor costs accounted for the remainder of the change.

    CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES as a percent of sales were relatively flat for the year-to-date comparison. Year-to-date expenses were $3.8 million higher due to increases in compensation, professional services and other general expenses.

    INTEREST EXPENSE increased by 35 percent in the first six months of 1999 when compared to the same period in 1998. The increase was a result of additional interest-bearing obligations issued during 1999 in connection with the acquisition of Purolator.

    EQUITY INCOME OF AFFILIATES increased by $3.4 million during the first six months of 1999 compared to the same period in 1998. The increase is primarily attributable to gains from Arvin's Latin American shock absorber affiliate, higher earnings reported for Arvin's U.S. OE exhaust affiliate and European OE ride control affiliate, and equity income for two new affiliates acquired through the purchase of Purolator.

    OTHER EXPENSE, NET was essentially flat for the year-to-date comparison. Other expense for the first six months of 1999 includes two offsetting non-recurring items as follows: (1) a pre-tax gain of $7.3 million for the sale of an investment in a Latin American shock absorber affiliate, and (2) a pre-tax charge of $7.1 million for a voluntary early retirement program for certain North American employees. For the first six months of 1998, other expense includes the $6.6 million charge for realignment expenses discussed above in the OE operating profit section, and a gain of $5.5 million relating to the early redemption of preferred stock received in conjunction with Arvin's 1995 sale of its Schrader Automotive unit. The year-to-date comparison is also affected by a $3.5 million increase in legal and environmental reserves that was reported during the first six months of 1998. In contrast, interest income was $2.2 million lower during the first six months of 1999 as compared to the same period in 1998. Finally, foreign exchange transactions resulted in a loss of $1.0 million during the first six months of 1999 as compared to a gain of $1.0 million during the first six months of 1998.

    INCOME TAX.  The effective tax rate for the year-to-date 1999 period was
34.7 percent compared to 33.1 percent for the comparable period in 1998. The lower rate for 1998 reflects the impact of the $5.5 million gain on the early redemption of Arvin's investment in preferred stock on which no tax expense was recorded. The year-to-date 1999 rate reflects the utilization of an available capital loss carryforward.

FINANCIAL CONDITION

    LIQUIDITY. Working capital decreased by $7.6 million during the first six months of 1999, which caused the current ratio to drop from 1.3 at the end of fiscal year 1998 to 1.2 as of July 4, 1999. Current liabilities increased at a higher rate than current assets due to the issuance of short-term debt to acquire Purolator.

Key elements of the Consolidated Statement of Cash Flows for the first six months of 1999 and 1998 were as follows:

                                                                                 1999       1998
                                                                               ---------  ---------
Net Cash (Used for)/Provided by Operating Activities.........................       (2.8)      15.0
Net Cash Used for Investing Activities.......................................     (303.4)     (42.8)
Net Cash Provided by Financing Activities....................................      248.6       57.4

    Investing cash flows include $49.0 and $44.3 million for the purchase of property, plant and equipment for the first six months of 1999 and 1998, respectively. Arvin expects increased levels of capital expenditures in 1999 to support new business requirements and process improvements. Investing cash flows for the first six months of 1999 include proceeds of $12.4 million from the sale of Arvin's investment in a Latin American shock absorber affiliate. Investing cash flows also include $267.0 million paid for the purchase of Purolator, net of cash acquired. Year-to-date 1998 investing cash flows include proceeds of $9.6 million for the redemption of Arvin's investment in preferred stock received in connection with the 1995 sale of Schrader. Arvin also purchased the remaining shares of Autocomponents and Arvin Suspension Systems during the first six months of 1998, resulting in a cash outflow of $8.7 million.

    Financing cash flows for the first six months of 1999 include changes in Arvin's debt structure. The proceeds from long-term financings reflect the issuance of $150.0 million 7 1/8 percent notes due in 2009, which were used to repay a portion of the short-term debt incurred with the acquisition of Purolator. Furthermore, the change in short-term debt includes borrowing on a bank facility arrangement established in February 1999 related to the acquisition of Purolator. As of July 4, 1999, $100.0 million was being borrowed from this facility. Financing cash flows for the first six months of 1998 include $99.0 million proceeds from 6.75 percent notes due in 2008, $46.0 million of which was used for debt retirement. Finally, financing cash flows include Arvin's quarterly dividend to shareholders, which was increased five percent during 1998 from 20 cents to 21 cents.

    CAPITAL RESOURCES. Based on Arvin's projected cash flow from operations and existing investments and financing credit facility arrangements, management believes that sufficient liquidity is available to meet anticipated operating, capital, and dividend requirements over the next 12 months.

    INTEREST RATE RISK MANAGEMENT. Arvin relies significantly on long-term fixed-rate debt in its capital structure. An increase in short-term bank borrowings and the addition of $50 million of interest rate swaps during the first six months of 1999, however, have lessened that reliance somewhat. Under Arvin's current capital structure, if interest rates rise immediately by a 10 percent increment across the entire yield curve, Arvin's interest expense will increase, and thus pre-tax earnings will decrease, by approximately $1.1 million over a one-year period.

    HEDGING. Arvin uses derivative financial instruments from time to time to hedge certain financial and operating transactions denominated in currencies other than functional currencies. Arvin believes that adequate controls are in place to monitor these activities, which are not financially material. In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and then in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an Amendment of

FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 by one year to fiscal years beginning after June 15, 2000. Accordingly, Arvin plans to adopt SFAS No. 133 at the beginning of fiscal year 2001. This statement is not expected to have a material impact on Arvin's results of operations.

YEAR 2000

    During 1997, Arvin named a task force and began actively working with customers, suppliers, and employees on Arvin's plan to address both information technology (IT) and non-IT related Year 2000 issues. Non-IT systems include, but are not limited to, those systems that are not commonly thought of as IT systems, such as manufacturing equipment, building access, telephone systems and other miscellaneous systems. Except for one location where new systems are being implemented, Arvin had essentially completed the remediation, testing and implementation phase of the Year 2000 project at the end of 1998 for both IT and non-IT systems. (The implementation of the new systems noted above is planned for the end of the third quarter.) These phases represent 90 percent of Arvin's Year 2000 project and involved taking an inventory of all potentially affected systems, identifying potential Year 2000 issues, fixing or replacing such problems, and testing and implementing the changes made. The final 10 percent of the Year 2000 project, auditing, is scheduled for completion before the end of the third quarter of 1999. This phase consists of Arvin conducting internal audit reviews, performing comprehensive tests of the IT systems in a Year 2000 simulated environment, reviewing the results of such testing, and putting in place any necessary contingency plans.

    Arvin has developed a Year 2000 process for dealing with its key suppliers. The process generally involves the following steps: (1) an initial supplier survey, (2) risk assessment, and (3) auditing critical suppliers. The first two steps are essentially complete and the audits are expected to be completed before the end of the third quarter of 1999. Contingency plans for non-compliant suppliers will be developed as the audits are completed. These activities provide a means of managing risk, but cannot eliminate the potential for disruption due to third party failure. Arvin continues to work with key suppliers and major customers on ensuring that its electronic exchanges of data will continue to work.

    Arvin believes it has an effective program in place to address possible Year 2000 problems in a timely manner. At this time, Arvin believes its "reasonably likely worst case scenario" would be the failure of its third party business partners to address Year 2000 issues. Current contingency plan focus is on thorough testing, alternate supplier sources, manual backup for critical processes, and build-up of safety stock in limited cases.

    Expenses of the Year 2000 project are expensed as incurred. To date, approximately three million dollars has been expensed for this project. Arvin expects that an additional one million dollars will be expensed during the remainder of 1999 to complete this project. Capital expenditures are generally replacing fully depreciated assets and have not had a material effect on Arvin's results of operations, cash flows, or financial condition and are not expected to in the future.

LEGAL/ENVIRONMENTAL MATTERS

    Arvin and its consolidated subsidiaries are defending various environmental claims and legal actions that arise in the normal course of business or from previously owned businesses. Where reasonable estimates of environmental liabilities are possible, Arvin has provided for the undiscounted costs of study, cleanup, remediation, and certain other costs, taking into account, as applicable, available information regarding site conditions, potential cleanup methods and the extent to which other parties can be expected to bear those costs. Management regularly reviews pending environmental and legal proceedings with its legal counsel and adjusts its accruals to reflect the current best estimate of its exposure. Where no best estimate is determinable, Arvin has accrued for the minimum amount of the most probable range of its liability. Given the inherent uncertainties in evaluating legal and environmental exposures, actual costs to be incurred in future periods may vary from the currently recorded estimates. Arvin expects that any sum it may be required to pay in connection with legal and environmental matters in excess of the amounts recorded will not have a material adverse effect on its results of operations, cash flows or financial condition.

FISCAL YEARS ENDED JANUARY 3, 1999, DECEMBER 28, 1997 AND DECEMBER 29, 1996

    THE FOLLOWING DISCUSSION AND ANALYSIS HAS BEEN REPRINTED IN ITS ENTIRETY FROM ARVIN'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 1999. IT SHOULD BE READ IN CONJUNCTION WITH ARVIN'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED THEREIN. SOME OF THE FOLLOWING INFORMATION HAS SUBSEQUENTLY BEEN UPDATED IN ARVIN'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED APRIL 4, 1999 AND JULY 4, 1999 AND CURRENT REPORTS ON FORM 8-K/A DATED MAY 12, 1999 AND JUNE 22, 1999 RELATING TO THE PUROLATOR ACQUISITION. SEE "--SIX MONTHS ENDED JULY 4, 1999 AND JUNE 28, 1998."

OVERVIEW

    1998 was another record year for Arvin. Net sales for 1998 increased by 6 percent to $2.5 billion compared to the prior year's sales of $2.3 billion. This improvement was achieved despite the negative impact of a moderately stronger United States (U.S.) dollar on the translation of foreign sales. On a constant dollar basis, sales increased 7 percent. Top line growth was achieved as a result of both recent acquisitions and strength in the original equipment market.

    Earnings from continuing operations increased by 21 percent to $78.4 million compared to the prior year's earnings from continuing operations of $65.0 million. These results represented a record $3.23 per diluted share in 1998 compared to $2.78 per diluted share in 1997.

                                                                PERCENTAGE
RESULTS OF OPERATIONS (IN MILLIONS)                    1998       IN 1998      1997       1996
---------------------------------------------------  ---------  -----------  ---------  ---------
Net Sales by Segment:
Automotive Original Equipment......................  $ 1,693.0         68%   $ 1,590.4  $ 1,507.1
Automotive Replacement.............................      685.7         27%       643.4      594.1
Other..............................................      120.0          5%       115.2      111.5
                                                     ---------       -----   ---------  ---------
  Total............................................  $ 2,498.7        100%   $ 2,349.0  $ 2,212.7
                                                     ---------       -----   ---------  ---------
                                                     ---------       -----   ---------  ---------
Operating Income by Segment:
Automotive Original Equipment......................  $    93.8         55%   $    89.7  $    83.0
Automotive Replacement.............................       72.3         42%        66.0       38.2
Other..............................................        4.6          3%        15.6       14.7
                                                     ---------       -----   ---------  ---------
  Total............................................  $   170.7        100%   $   171.3  $   135.9
                                                     ---------       -----   ---------  ---------
                                                     ---------       -----   ---------  ---------

AUTOMOTIVE ORIGINAL EQUIPMENT

    1998 VS. 1997. Net sales in the OE segment of $1,693.0 million increased by $102.6 million or six percent over strong sales in 1997. The consolidation of Arvin Exhaust do Brasil Ltda., Arvin-Kayaba, LLC and Arvin Exhaust Thailand added $24.7 million in revenues. Conversely, the sale of Autocomponents Suspension S.r.l. (Autocomponents) reduced revenues by $16.6 million. Market influences were mixed. In the U.S. and Canada, vehicle production decreased one percent, while new car registrations in Western Europe improved by seven percent as compared to 1997. Selective price concessions, which averaged one percent of OE sales, were more than offset by volume gains of $94.6 million. A strong U.S. dollar had a negative effect on the translation of OE sales. On a constant dollar basis, OE sales grew eight percent. A favorable product mix contributed $37.0 million.

    Operating income for the OE segment increased $4.1 million or five percent in 1998 as compared to 1997. Volume gains and a favorable product mix exceeded the impact of selective price concessions by $4.6 million. Manufacturing processes continued to improve through the implementation of Arvin's Total Quality programs, increasing productivity by an estimated $7.2 million. Competitive wage increases and separation costs reduced OE operating profit by $13.0 million. Negotiated raw material price decreases were $6.4 million and reduced warranty costs contributed $9.2 million. Research and development expenses increased $4.6 million. The effect of foreign currency translation reduced OE operating income by approximately two percent and the net effect of acquisitions and dispositions reduced OE operating profit by $3.5 million.

    Comparison of the effect of changes in volume from period to period is subject to a number of limitations, principally centered around what constitutes a unit for volume measurement. The appropriate measure of a unit varies over time as products develop, varies among the different countries in which Arvin operates, and varies within each of Arvin's operating units. As a result, there is a degree of imprecision and subjectivity in estimating the impact of volume changes.

    1997 VS. 1996. Sales in the OE segment of $1,590.4 million for 1997 were $83.3 million or six percent higher than OE sales for 1996. The inclusion of a full year's results for Arvin Suspension Systems Italia (ASSI, formerly named Way Assauto S.r.l.) contributed 50 percent of the increase. (ASSI was consolidated in June 1996.) The January 1997 acquisition of a controlling interest in Autocomponents contributed 29 percent of the increase. Sales benefitted from higher vehicle build rates in both the United States and Western Europe. Selective price concessions, which averaged less than one percent of OE sales, were more than offset by volume gains of $54.8 million. A strong U.S. dollar had a negative effect on the translation of OE sales. On a constant dollar basis, OE sales grew nine percent. A favorable product mix contributed $31.7 million.

    Arvin's 1997 OE operating income increased $6.7 million, or eight percent. On a constant dollar basis and excluding the effect of the non-recurring net gain on capital transactions, OE operating income increased $23.6 million, or 28 percent. Negotiated raw material price decreases were a significant driver of the increase, contributing $22.2 million. Improved product mix and volume gains contributed $24.9 million of the increase, while the impact of acquisitions contributed $4.0 million. Selective price concessions coupled with increased tooling costs reduced operating profit by $17.4 million. Labor inflation outpaced productivity gains by $3.9 million. A number of smaller variances account for the remainder of the fluctuation.

AUTOMOTIVE REPLACEMENT

    1998 VS. 1997. Replacement sales increased from $643.4 million to $685.7 million, a seven percent increase. The inclusion of a full year's results for Timax Exhaust Systems Holding B.V. (TESH) contributed 60 percent of the increase. (TESH was consolidated in May 1997.) Volume gains, excluding the effect of acquisitions, plus a favorable product mix added $5.8 million to Replacement sales. Arvin's ride control business was strong worldwide, while its replacement exhaust sales in Europe had to offset a weak market in North America that saw some price deterioration. Overall, price increases averaged nearly two percent of Replacement sales.

    Operating units in the Replacement segment sell their product through a variety of different customer channels including merchandisers, installers and wholesale distributors. As a result of period to period variations in this channel mix, in addition to normal variations in product mix, the average price of units sold may not correspond to price changes. As in the OE segment, there is also a degree of imprecision and subjectivity in estimating the impact of period to period volume changes, principally because of questions as to what constitutes a unit for volume measurement. The appropriate measure of a unit varies over time as products develop, varies among the different countries in which Arvin operates, and varies within each of Arvin's operating units.

    Operating income in the Replacement segment increased during 1998 by $6.3 million, or 10 percent. Favorable pricing actions contributed $12.8 million to Replacement operating income, which was partially offset by labor inflation and the costs of obtaining new business totaling $6.3 million.

    1997 VS. 1996. Replacement sales increased eight percent to $643.4 million. Arvin's 1997 acquisition of a controlling interest in TESH added $49.2 million to Replacement sales. Favorable pricing actions, plus a favorable product mix, contributed a total of $23.7 million, which was offset by unfavorable currency translation rates and a decline in the overall North American replacement market.

    Operating income in the Replacement segment increased $27.8 million during 1997. Favorable pricing actions and productivity improvements accounted for 83 percent of the increase. Volume reductions and labor inflation totaled $9.6 million, but were more than offset by a number of small expense decreases.

OTHER

    1998 VS. 1997. Other sales increased from $115.2 million to $120.0 million, a four-percent increase. A favorable product mix contributed $8.5 million to Other sales, which was partially offset by reduced volume of $5.0 million. Price increases averaged one percent.

    Other operating profit decreased by $11.0 million during 1998. Excluding non-recurring items of a $5.0 million increase in current year reserves for legal and environmental issues and a $3.4 million gain recorded in 1997 related to the sale of certain capital assets, operating profit decreased $2.6 million. Favorable pricing and a strong product mix, which contributed $4.6 million, were more than offset by productivity losses related to the start-up of a new plant facility.

    1997 VS. 1996. Other sales increased during 1997 by $3.7 million, or three percent. Volume gains contributed $6.6 million to Other sales, which was partially offset by price reductions of $2.8 million.

    Other operating income increased by $.9 million during 1997, a six-percent increase. Excluding the non-recurring gain of $3.4 million for the 1997 sale of certain capital assets, operating profit decreased $2.5 million. Volume gains and lower raw material costs contributed $5.1 million, which was partially offset by price reductions. Start-up costs related to expanding Arvin's capacity and geographic reach were the primary reason for the remainder of the variance.

    Corporate general and administrative expenses increased $5.3 and $1.4 million in 1998 and 1997, respectively. The increase in both years was primarily due to personnel and professional service expenditures.

    Net gain on capital transactions for 1998 represents a $5.5 million gain for the early redemption of Arvin's investment in preferred stock received in conjunction with the 1995 sale of Arvin's Schrader Automotive unit. During 1997, Arvin reported a $3.7 million gain on the sale of capital assets and a write down of $1.5 million in the carrying value of a non-controlled venture in the South American exhaust market. The $10.8 million gain reported in 1996 resulted from Arvin's sale of its 31.4 percent equity interest in Fric Rot S.A.I.C.

INTEREST EXPENSE

    During 1998, interest expense decreased by nine percent as a result of lower average borrowing rates on slightly higher average interest-bearing liabilities. During 1997, interest expense increased approximately two percent as a result of higher average borrowing rates on Arvin's outstanding interest-bearing liabilities.

    Other expense, net decreased by $2.9 million in 1998. An increase in interest income, plus net currency gains, contributed $2.9 million to the decrease in net expense. Other expense was further reduced by a $1.9 million decrease in fees related to discounted receivables and a non-recurring reserve of $1.8 million that Arvin booked in 1997 for an estimated future obligation under a contractual agreement deemed to be completed. Other expense increased $3.6 million as a result of separation expenses, $3.0 million due to the write-off of certain assets and $1.1 million due to the repurchase of high-coupon debt and capital securities. In addition to these items, there were a number of small expense decreases and reclassifications.

    Other expense, net increased $2.6 million in 1997. Reduced royalty and rent income of $1.4 and $1.3 million, respectively, were offset by increased interest income in 1997. Other expense was higher in 1997, in part due to a $3.0 million increase in legal and environmental reserves. Conversely, other expense was lower in 1997 due to a non-recurring reserve of $2.6 million in 1996 for future lease commitments at abandoned or under-utilized properties. As previously discussed, other expense during 1997 includes a $1.8 million contract reserve.

TAX EXPENSE

    Arvin's effective tax rate, prior to capital loss carryforward utilizations, was 35.7, 36.2 and 37.0 percent in 1998, 1997 and 1996, respectively. The effective tax rate after the effect of capital loss carryforward utilizations was 34.0, 34.9 and 30.7 percent in 1998, 1997 and 1996, respectively.

    Equity earnings of affiliates was essentially flat for 1998 as compared to 1997 and for 1997 as compared to 1996. The net impact on comparative results of affiliates consolidated during 1998 and 1997 was negligible. Equity earnings from affiliates for 1997 includes an intangible asset write-off, a reduction in profits of a U.S. OE affiliate, and the elimination of a tax valuation allowance in the amounts of $3.2, $1.2 and $4.7 million, respectively.

    Minority interest in net income of consolidated subsidiaries decreased $2.7 million in 1998 and increased $1.3 million in 1997. The 1998 decrease was due to the acquisitions of Autocomponents and TESH in March 1998 and in May 1997, respectively. Minority interest was also lower as a result of the formation of Arvin-Kayaba; however, this decrease was offset by increased earnings from Arvin's 75 percent owned Spanish subsidiary, AP Amortiguadores, S.A. (APA). The 1997 increase was primarily a result of the consolidation of Autocomponents and increased earnings from APA.

    Income from disposal of discontinued operations in 1997 represents a previously deferred gain on the sale of Space Industries.

LIQUIDITY AND CAPITAL RESOURCES

    Arvin's operations provided strong cash flows in 1998, 1997 and 1996 primarily as a result of Arvin's higher net income and continued emphasis on high asset utilization and working capital management. Key elements of the Consolidated Statement of Cash Flows were:

                                                                   1998       1997       1996
                                                                 ---------  ---------  ---------
Net Cash Provided by Operating Activities......................  $   164.4  $   194.9  $   158.9
Net Cash Used for Investing Activities.........................     (216.7)    (116.6)     (69.9)
Net Cash Provided by (Used for) Financing Activities...........       51.8       (7.2)     (65.5)

    Investing cash flows include purchases of property, plant and equipment in 1998, 1997 and 1996 of $123.2, $96.9 and $79.1 million, respectively. Arvin expects increased levels of capital expenditures in 1999 to support new business requirements and process improvements. Investing cash flows for 1998 also includes proceeds of $9.6 million from the redemption of Arvin's investment in preferred stock received in connection with the 1995 sale of Schrader. During 1998, investments totaling $85.6 million were made in several joint ventures, including an additional investment in Arvin Exhaust Germany affiliate and a new investment in Zeuna Starker. Arvin also acquired several business operations during 1998, with cash payments totaling $29.3 million, net of cash acquired. Finally, investing cash flows include cash proceeds of $6.9 million from the sale of Autocomponents, net of cash sold.

    During the first quarter of 1999, Arvin acquired the Purolator automotive filter business from Mark IV Industries, Inc. The transaction value of $276 million included the assumption of $6 million in debt. The transaction was funded with a bridge facility provided by the co-lead agents on Arvin's revolving credit facility. Arvin expects permanent financing during 1999 to replace all or part of the bridge facility.

    Financing cash flows include changes in Arvin's debt structure. The proceeds from long-term borrowings reflect the issuance of $100 million 6 3/4 percent Notes due March 15, 2008. During 1998, Arvin paid $54.2 million to retire current maturities of long-term debt and $24.0 million to repurchase high coupon debt and capital securities. Financing cash flows also include Arvin's quarterly dividend to shareholders, which was increased five percent during 1998 from 20 cents to 21 cents per share. Based on Arvin's projected cash flow from operations and existing investments and financing credit facility arrangements, management believes that, once the bridge facility is replaced, sufficient liquidity is available to meet anticipated capital and dividend requirements over the foreseeable future.

                                                                   1998       1997       1996
                                                                 ---------  ---------  ---------
Short-term debt and current maturities.........................  $    10.1  $    55.6  $    52.6
Long-term debt.................................................      307.7      222.3      294.0
Capital securities.............................................       89.1       98.9         --
Minority interest..............................................       57.1       12.4       34.2
Shareholders' equity...........................................      563.7      485.2      437.4
Total capitalization...........................................  $ 1,027.7  $   874.4  $   818.2

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    Arvin uses financial derivatives to manage its interest rate and global foreign exchange exposure. Interest rate swaps and options are used principally to manage Arvin's floating rate exposure and to hedge anticipated debt issuance transactions. Forward exchange contracts and cross-currency options serve primarily to protect the functional currency value of non-functional currency positions and anticipated transactions of Arvin and its foreign subsidiaries. Arvin does not hold or issue derivative financial instruments for trading purposes or use leveraged derivatives in its financial risk management program.

INTEREST RATE RISK MANAGEMENT

    Arvin relies significantly on long-term fixed-rate debt in its capital structure. Arvin uses interest rate swaps to manage the fixed-rate to floating-rate balance of its interest sensitive liabilities. Arvin had $90 million par value of 9.5 percent Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Subordinated Debentures of Arvin (Capital Securities) due 2027, callable in 2007, and one interest rate swap agreement with a notional amount of $25 million outstanding at year-end. Under the terms of the interest rate swap, Arvin receives a fixed rate of 6.75 percent for three years and pays a LIBOR-based floating rate which resets every six months. The swap agreement matures on April 25, 2000.

    At January 3, 1999, the fair value of long-term debt, including that due within one year, plus Capital Securities and swaps approximated $432.8 million. The carrying value at that date was $406.9 million. The fair value was estimated using quoted market prices and discounted cash flow analyses, based on Arvin's incremental borrowing rates for similar types of lending arrangements. Changes in interest rates that may occur within the next 12 months will have a minimal effect on future interest expense based upon Arvin's year-end borrowing structure. If interest rates rise immediately by a 10 percent increment across the entire yield curve, Arvin's interest expense will increase, and thus pre-tax earnings will decrease, by less than $.1 million in 1999.

    Arvin may borrow up to $100 million under its multi-currency credit facility agreement, which matures on August 27, 2002. No borrowings were outstanding under this facility at year-end. If the facility fee were priced at current market levels, the incremental cost to Arvin would be approximately 5 basis points annually on the total facility.

FOREIGN EXCHANGE RISK MANAGEMENT

    At year-end 1998, Arvin had forward foreign exchange contracts totaling $157.6 million outstanding to hedge certain financial and operating transactions denominated in currencies other than various functional currencies. The full amount of the forward contracts at year-end 1998 hedged existing non-functional currency denominated assets and liabilities. The market value of the contracts at year-end totaled $.3 million. Over 80 percent of the contracts outstanding at year-end matured within one month thereafter. The furthest maturity date is July 6, 1999. Arvin manages its exposure to foreign currency fluctuations for existing transactions by limiting each operating unit's booked exposure to a specified level for each non-functional currency. The following table lists the net positions of forward contracts outstanding by currency with the Euro legacy currencies combined.

                                                                            NET POSITION IN
                                                                            MILLIONS, LOCAL
CURRENCY                                                                       CURRENCY
-----------------------------------------------------------------------  ---------------------
Euro...................................................................          EUR (54.0)
Canadian Dollar........................................................           CAD 42.9
Great Britain Pound....................................................           GBP 21.1
U.S. Dollar............................................................           USD (0.2)

    Although Arvin used forward contracts during 1998 to hedge anticipated non-functional currency denominated transactions, there were none outstanding at year-end. Arvin manages the foreign currency risk of anticipated transactions by forecasting such cash flows at the operating entity level, compiling Arvin's total exposure and entering into forward foreign exchange contracts to lessen foreign exchange exposures deemed excessive.

    During 1998, Arvin also used foreign exchange options to reduce its exposure to changes in exchange rates. These option contracts were principally in the major European currencies, and were written for a term of less than one year. There were no option contracts outstanding at year-end 1998.

LEGAL/ENVIRONMENTAL MATTERS

    Arvin and its consolidated subsidiaries are defending various environmental claims and legal actions that arise in the normal course of business or from previously owned businesses. Such matters are more fully described in Note 8 to the consolidated financial statements included in the Annual Report. Arvin expects that any sum it may be required to pay in excess of its recorded reserves will not have a material adverse effect on its results of operations, cash flows or financial condition.

YEAR 2000

    FOR MORE CURRENT INFORMATION, SEE "--SIX MONTHS ENDED JULY 4, 1999 AND JUNE 28, 1998--YEAR 2000."

    During 1997, Arvin named a task force and began actively working with customers, suppliers, and employees on Arvin's plan to address both information technology (IT) and non-IT related Year 2000 issues. Non-IT systems include, but are not limited to, those systems that are not commonly thought of as IT systems, such as manufacturing equipment, building access, telephone systems and other miscellaneous systems. Except for one location where new systems are being implemented, Arvin has essentially completed the remediation, testing and implementation phase of the Year 2000 project as of the end of 1998 for both IT and non-IT systems. These phases represent 90 percent of Arvin's Year 2000 project and involved taking an inventory of all potentially affected systems, identifying potential

Year 2000 issues, fixing or replacing such problems, and testing the changes made. The final 10 percent of the Year 2000 project, auditing, is scheduled for completion during 1999. This phase will consist of Arvin conducting self-assessment reviews, performing comprehensive tests of the IT systems in a Year 2000 simulated environment, reviewing the results of such testing, and putting in place any necessary contingency plans. Given the progress on this project, Arvin plans to assess the need for a formal contingency plan in June 1999 and will analyze what the worst case scenario would be if Arvin's Year 2000 project were not completed as scheduled at that time.

    Arvin has developed a Year 2000 process for dealing with its key suppliers. The process generally involves the following steps: (1) initial supplier survey,
(2) risk assessment and (3) auditing critical suppliers. The first two steps are essentially complete, and the audits are expected to be completed by the end of the first half of 1999. Contingent plans for non-compliant suppliers will be developed as the audits are completed. These activities provide a means of managing risk, but cannot eliminate the potential for disruption due to third party failure. Arvin continues to work with major customers on ensuring that its electronic exchanges of data will continue to work.

    Expenses of the Year 2000 project are expensed as incurred. To date, approximately three million dollars has been expensed for this project. Arvin expects that an additional one million dollars will be expensed during 1999 to complete this project. Capital expenditures are generally replacing fully depreciated assets and have not had a material effect on Arvin's results of operations, cash flows, or financial condition and are not expected to in the future.

EUROPEAN UNION CONVERSION TO THE EURO

    The Euro was introduced in eleven participating EMU member countries in January 1999, and a fixed conversion rate was established between the legacy currencies and the Euro. The legacy currencies will continue to be used as legal tender through January 1, 2002. During 1998, Arvin created a working group and began actively working to address the Euro conversion by contacting customers and suppliers and assessing internal systems to accomplish conversion requirements. Effective January 1999, all Arvin European locations in the participating countries are Euro capable. Full conversion to use the Euro as the functional currency in the affected Arvin locations has been or will be phased-in between January 1999 and January 2002.

    Arvin is addressing the strategic, as well as the competitive and operational implications of the Euro's introduction, such as increased cross-border price transparency, marketing strategy, currency exchange risk and material contracts as a part of its review. Arvin has developed a process for dealing with its key customers and has, as required, updated IT to handle accounting for the Euro. The costs associated with the conversion to the Euro are expected to approximate $.5 million, of which approximately $.2 million has already been spent. Arvin does not expect that the potential risks related to conversion will have a material impact on earnings.

IMPACT OF NEW ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for financial statements for fiscal years beginning after December 15, 1998. The impact of this new standard is not expected to have a significant effect on Arvin's financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for financial statements for fiscal years beginning after December 15, 1998. The statement requires capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Arvin adopted the provisions of SOP 98-5 at the beginning of fiscal 1999. In conjunction with the adoption of SOP 98-5, Arvin wrote off $.8 million of previously capitalized costs related to start-up activities.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement is effective for fiscal years beginning after June 15, 1999. Arvin plans to adopt this statement at the beginning of fiscal 2000. This statement is not expected to have a material impact on Arvin's results of operations.

                            DESCRIPTION OF THE UNITS

    The following description sets forth certain terms of the Units. It supplements the description of the share purchase contracts and share purchase units in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The terms of the Units will include those stated in the purchase contract agreement between Arvin and the purchase contract agent. The following description of certain terms of the Units and the descriptions of certain terms of the purchase contract agreement, the purchase contracts and the pledge agreement under the captions "Description of the Purchase Contracts" and "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" in this prospectus supplement contain a description of all of their material terms but do not purport to be complete. For additional information, you should refer to the forms of the purchase contract agreement, including the forms of Unit and the pledge agreement, including definitions of certain terms used therein, that will be filed as exhibits to the registration statement that includes the accompanying prospectus (the "Registration Statement").

CORPORATE UNITS

    Each Corporate Unit offered hereby is a unit initially consisting of:

    - a purchase contract under which (1) the holder will purchase from Arvin on
      the purchase contract settlement date (        , 2002), or upon early
      settlement, for $50, a number of newly issued common shares equal to the Settlement Rate described below under "Description of the Purchase Contracts--General" and (2) Arvin will pay contract adjustment payments to the holder; and

    - a debenture with a principal amount of $50.

The debenture will be pledged under the pledge agreement to secure the holder's obligation to purchase common shares under the purchase contract.

    The purchase price of each Corporate Unit will be allocated between the purchase contract and the debenture comprising such Corporate Unit in proportion to their respective fair market values at the time of purchase. Arvin expects that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each debenture will be $50. This position generally will be binding on each beneficial owner of a Corporate Unit, but not on the Internal Revenue Service. See "United States Federal Income Tax Consequences--Corporate Units--Allocation of Purchase Price" on page S-56.

    So long as the Units are in the form of Corporate Units, the related debentures will be pledged to the collateral agent to secure the holders' obligations to purchase common shares under the related purchase contracts.

CREATING TREASURY UNITS BY SUBSTITUTING TREASURY SECURITIES

    Each holder of Corporate Units may create Treasury Units by substituting for the debentures that are a part of the Corporate Units certain Treasury Securities having an aggregate principal amount at maturity equal to the aggregate principal amount of those debentures.

    Each Treasury Unit will be a unit consisting of:

    - a purchase contract under which (1) the holder will purchase from Arvin on the purchase contract settlement date, or upon early settlement, for $50, a number of newly issued common shares equal to the Settlement Rate and
      (2) Arvin will pay contract adjustment payments to the holder; and

    - a 1/20th undivided beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000 and maturing on the business day preceding the purchase contract settlement date.

The term "business day" means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which Harris Trust and Savings Bank, the indenture trustee for the debentures, is closed for business.

    The Treasury Security will be pledged under the pledge agreement to secure the holder's obligation to purchase common shares under the purchase contract.

    Holders of Corporate Units may create Treasury Units at any time on or prior to the seventh business day preceding the purchase contract settlement date. Because Treasury Securities are issued in integral multiples of $1,000, holders of Corporate Units may create Treasury Units only in integral multiples of 20.

    To create 20 Treasury Units, a Corporate Unit holder is required to:

    - deposit with the securities intermediary a Treasury Security having a principal amount at maturity of $1,000; and

    - transfer to the purchase contract agent 20 Corporate Units, accompanied by a notice stating that the Corporate Unit holder has deposited a Treasury Security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related $1,000 principal amount of debentures.

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the Treasury Security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 20 debentures from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of Arvin's security interest. The purchase contract agent then will:

    - cancel the 20 Corporate Units;

    - transfer the related $1,000 principal amount of debentures to the holder; and

    - deliver 20 Treasury Units to the holder.

The Treasury Security will be substituted for the debentures and will be pledged to the collateral agent to secure the holder's obligation to purchase common shares under the related purchase contracts. The debentures thereafter will trade separately from the Treasury Units.

    Holders who create Treasury Units or recreate Corporate Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" on page S-50.

RECREATING CORPORATE UNITS

    Each holder of Treasury Units may recreate Corporate Units by:

    - depositing with the securities intermediary $1,000 principal amount of debentures; and

    - transferring to the purchase contract agent 20 Treasury Units, accompanied by a notice stating that such holder has deposited $1,000 principal amount of debentures with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury Security.

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the debentures by the securities intermediary, the collateral agent will cause the securities intermediary to release the related Treasury Security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of Arvin's security interest therein. The purchase contract agent then will:

    - cancel the 20 Treasury Units;

    - transfer the related Treasury Security to the holder; and

    - deliver 20 Corporate Units to the holder.

    Holders of Treasury Units may recreate Corporate Units at any time on or prior to the seventh business day preceding the purchase contract settlement date.

CURRENT PAYMENTS

    Holders of Corporate Units will be entitled to receive aggregate cash
distributions at a rate of   % of the $50 purchase price per annum from and
after         , 1999, payable quarterly in arrears, subject to increase as described under "Description of the Purchase Contracts--Contract Adjustment Payments" starting on page S-42. The quarterly payments on the Corporate Units will consist of (1) cumulative cash interest payments payable on the related
debentures payable at the rate of   % of the principal amount per annum and (2)
contract adjustment payments payable by Arvin at the rate of   % of the stated
amount per annum until         , 2002.

    If a holder of Corporate Units creates Treasury Units by substituting Treasury Securities for the debentures, the only payments that such holder will receive on the Treasury Units will be the quarterly contract adjustment payments. Instead of payments with respect to any debentures, original issue discount will accrue on the related Treasury Securities.

LISTING OF THE CORPORATE UNITS, THE TREASURY UNITS AND THE DEBENTURES

    Arvin has applied for listing the Corporate Units on the NYSE. If the Treasury Units and the debentures are separately traded to a sufficient extent that applicable exchange listing requirements are met, Arvin will try to cause them to be listed on the same national securities exchange as the Corporate Units are listed.

MISCELLANEOUS

    Arvin or its affiliates may purchase from time to time any of the Units that are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

    Each purchase contract that is a part of a Unit will obligate its holder to purchase, and Arvin to sell, on the purchase contract settlement date, a number of newly issued common shares equal to the rate described below (the "Settlement Rate"), for $50 in cash unless the purchase contract terminates prior to such date or is settled early at the holder's option. The number of common shares issuable upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under "--Anti-Dilution Adjustments" below:

    - If the Applicable Market Value (as defined below) is equal to or greater
      than the Threshold Appreciation Price of $      , then each purchase
      contract will be settled for       common shares. The Threshold
      Appreciation Price represents an appreciation of       % above the
      Reference Price of $      .

    - If the Applicable Market Value is less than the Threshold Appreciation Price but greater than the Reference Price, then each purchase contract will be settled for a number of common shares determined by dividing the stated amount of $50 by the Applicable Market Value.

    - If the Applicable Market Value is less than or equal to the Reference
      Price, then each purchase contract will be settled for       common
      shares.

    For illustrative purposes only, the following table shows the number of common shares issuable upon settlement of each purchase contract at various assumed Applicable Market Values. The table assumes that there will be no adjustments to the Settlement Rate described under "--Anti-Dilution Adjustments" below. There can be no assurance that the actual Applicable Market Value will be
within the range set forth below. Given the Reference Price of $      and the
Threshold Appreciation Price of $      , a holder of a Unit would receive on the
purchase contract settlement date the following number of common shares:

                                                                             NUMBER OF COMMON
APPLICABLE MARKET VALUE                                                           SHARES
---------------------------------------------------------------------------  -----------------

    As the foregoing table illustrates, if, on the purchase contract settlement
date, the Applicable Market Value is greater than or equal to $      , Arvin
will be obligated to deliver       common shares for each purchase contract. As
a result, the holder would receive   % of the appreciation in the market value
of the common shares above $      . If, on the purchase contract settlement
date, the Applicable Market Value is less than $      but greater than $      ,
Arvin will be obligated to deliver a number of common shares equal to $50 divided by the Applicable Market Value, and Arvin would retain all appreciation in the market value of the common shares for that period. If, on the purchase contract settlement date, the Applicable Market Value is less than or equal to
$      , Arvin will be obligated to deliver       common shares for each
purchase contract, regardless of the market price of the common shares. As a result, the holder would realize the entire loss on the decline in market value of the common shares for that period.

    The "Applicable Market Value" means the average of the Closing Prices of the common shares on each of the 20 consecutive Trading Days ending on the third Trading Day preceding the purchase contract settlement date.

    The "Closing Price" of the common shares, on any date of determination, means:

        (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the common shares on the NYSE on such date or, if the common shares are not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common shares are so listed, or if the common shares are not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market; or

        (2) if the common shares are not so reported, the last quoted bid price for the common shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of the common shares on such date from at least three nationally recognized independent investment banking firms retained for this purpose by Arvin.

    "Trading Day" means a day on which the common shares:

        (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

        (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common shares.

    No fractional common shares will be issued by Arvin upon settlement of a purchase contract. In lieu of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the Applicable Market Value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of common shares issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

    Prior to the settlement of a purchase contract, the common shares underlying the purchase contract will not be outstanding for any purpose, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a shareholder of Arvin by virtue of holding such purchase contract.

    By accepting a Corporate Unit or a Treasury Unit, a holder will be deemed to have:

    - irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the related purchase contract on behalf of such holder;

    - agreed to be bound by, and to have consented to, the terms and provisions of the related purchase contract;

    - irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the purchase contract and the pledge agreement on behalf of such holder; and

    - agreed to be bound by the pledge arrangement contained in the pledge agreement.

    In addition, each holder of Corporate Units or Treasury Units will be deemed to have agreed to treat itself as the owner of the related debentures, or the Treasury Securities, as the case may be, in each case for U.S. federal, state and local income and franchise tax purposes.

SETTLEMENT THROUGH REMARKETING

    Holders of Corporate Units who fail to notify the purchase contract agent, on or prior to the seventh business day preceding the purchase contract settlement date, of their intention to effect settlement of the related purchase contracts with separate cash in the manner described under "--Notice to Settle with Cash," or who so notify the purchase contract agent but fail to deliver such separate cash on or prior to the fifth business day preceding the purchase contract settlement date, will have their debentures remarketed on the third business day preceding the purchase contract settlement date. Under the remarketing agreement with Lehman Brothers and Merrill Lynch, which will permit Arvin to designate one or both of Lehman Brothers or Merrill Lynch as the remarketing agent, the remarketing agent will use commercially reasonable efforts to remarket those debentures, together with any debentures not then a part of the Corporate Units as to which the holders have requested remarketing, on such date at a price of 100.25% of the total principal amount of such debentures. The proceeds from the remarketing of the debentures that are a part of the Corporate Units will automatically be applied (1) to satisfy in full such Corporate Unit holders' obligations to purchase common shares under the related purchase contracts and (2) to pay the remarketing fee to the remarketing agent for such remarketing. See "Description of the Debentures--Market Rate Reset by Remarketing" starting on page S-52.

    If the remarketing agent cannot remarket the debentures, a "Failed Remarketing" will occur, and Arvin will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the debentures pledged as collateral under the pledge agreement or sell them in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be satisfied in full. If Arvin exercises its rights as a secured creditor, any accrued and unpaid interest payments on those debentures will be paid in cash by Arvin to the purchase contract agent for payment to the holders of the Corporate Units of which those debentures are a part. Arvin will cause a notice of such Failed Remarketing to be published no later than the business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be THE WALL STREET JOURNAL.

    As long as the Units or the debentures are evidenced by one or more global security certificates deposited with The Depository Trust Company, Arvin will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding debentures or Corporate Units of the remarketing and of the procedures to be followed for settlement with separate cash. See "--Book-Entry Issuance" below and "Description of the Debt Securities--Book-Entry Debt Securities" in the accompanying prospectus. Arvin will try to have in effect a registration statement covering the debentures to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

NOTICE TO SETTLE WITH CASH

    A holder of a Corporate Unit or a Treasury Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by delivering a "Notice to Settle by Separate Cash" on or prior to 5:00 p.m., New York City time:

    - on the seventh business day preceding the purchase contract settlement date, in the case of a Corporate Unit; and

    - on the second business day preceding the purchase contract settlement date, in the case of a Treasury Unit.

    A holder wishing to settle with separate cash must deliver to the securities intermediary cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Payment must be delivered prior to 11:00 a.m., New York City time, on the fifth business day prior to the purchase contract settlement date in the case of a Corporate Unit, or on the business day prior to the purchase contract settlement date in the case of a Treasury Unit. Upon receipt of the cash payment, the related debentures or Treasury Securities, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Units. If the payment is not delivered by that time and date, then the related debentures will be remarketed or

Arvin will receive at maturity the principal amount of the related Treasury Securities in full satisfaction of such holder's obligations under the related purchase contract.

    Any cash received by the securities intermediary upon separate cash settlement will be invested promptly in permitted investments and paid to Arvin on the purchase contract settlement date. Any funds received by the securities intermediary in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT

    A holder of Corporate Units or Treasury Units may settle the related purchase contracts prior to the purchase contract settlement date by delivering to the purchase contract agent:

    - a completed "Election to Settle Early" form; and

    - payment, payable to Arvin in immediately available funds, in an amount equal to $50 multiplied by the number of purchase contracts being settled.

A holder of Corporate Units may settle early the related purchase contracts at any time on or prior to the seventh business day preceding the purchase contract settlement date. A holder of Treasury Units also may settle early at any time prior to the second business day preceding the purchase contract settlement date, but only in integral multiples of 20 Treasury Units.

    Upon early settlement, Arvin will issue, and the holder will be entitled to
receive,       newly issued common shares for each Corporate Unit or Treasury
Unit, regardless of the market price of the common shares on the date of early settlement but subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. The holder's right to receive future contract adjustment payments will terminate. Arvin will cause (1) the common shares to be issued and (2) the related debentures or Treasury Securities, as the case may be, securing such purchase contracts to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder or the holder's designee.

    If the purchase contract agent receives a completed "Election to Settle Early" and payment of $50 for each Unit being settled early by 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the Units are evidenced by one or more global security certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

CONTRACT ADJUSTMENT PAYMENTS

    Contract adjustment payments will be fixed at a rate per annum of       % of
the $50 stated amount per purchase contract, subject to increase as described below. Contract adjustment payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments
will accrue from         , 1999 and will be payable quarterly in arrears on
        ,         ,         and         of each year, commencing         , 1999.

    If a Reset Transaction (as defined below) occurs, the rate at which the contract adjustment payments accrue will be adjusted to equal the Adjusted Contract Adjustment Payment Rate from the effective date of the Reset Transaction to, but not including, the earlier of:

    - the effective date of any later Reset Transaction, or

    - the purchase contract settlement date.

"Reset Transaction" means a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common shares for which the purchase contracts are then to be settled is a party, a sale of all or substantially all the assets of that entity, a recapitalization of that common shares or a distribution described in clause (4) of the first paragraph under "--Anti-Dilution Adjustments" below, after the effective date of which transaction or distribution the purchase contracts are then to be settled for:

    - shares of an entity the common shares of which had a Dividend Yield for the four fiscal quarters of that entity preceding the public announcement of that transaction or distribution that was more than 250 basis points (2.50%) higher than the Dividend Yield on Arvin's common shares, or other common shares then issuable upon settlement of the purchase contracts, for the four fiscal quarters preceding the public announcement of such transaction or distribution, or

    - shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a Dividend Yield on that entity's common shares for the next four fiscal quarters that would result in such a 250 basis point increase.

    The "Adjusted Contract Adjustment Payment Rate," with respect to any Reset Transaction, will be the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers selected by Arvin or its successor as the rate at which contract adjustment payments should accrue so that the fair market value, expressed in dollars, of a Corporate Unit immediately after the later of:

    - the public announcement of the Reset Transaction, or

    - the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average Trading Price of a Corporate Unit for the 20 Trading Days immediately preceding the date of public announcement of the Reset Transaction. However, the Adjusted Contract Adjustment Payment Rate will not be less than
      % per annum.

    The "Dividend Yield" on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average Closing Price of such security during such period and, if with respect to dividends proposed to be paid on such security, the Closing Price of such security on the effective date of the related Reset Transaction.

    "Reference Dealer" means a dealer engaged in the trading of convertible securities.

    "Trading Price" of a security on any date of determination means:

    - the closing sale price or, if no closing sale price is reported, the last reported sale price of a security, regular way, on the NYSE on such date;

    - if that security is not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is so listed;

    - if that security is not so listed on a United States national or regional securities exchange, the closing sale price as reported by The Nasdaq Stock Market;

    - if that security is not so reported, the price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Arvin;

    - if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for such security; or

    - if that security is not so quoted, the average of the last bid and ask prices for that security from a Reference Dealer.

    Contract adjustment payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the Units remain in book-entry only form that record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such Units. Subject to any applicable laws and regulations, each payment will be made as described under "--Book-Entry Issuance" below. If the Units do not remain in book-entry only form, the relevant record dates will be the 15(th) business day prior to the relevant payment dates. If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next day that is a business day and without any interest in respect of any such delay. However, if such business day is in the next calendar year, payment will be made on the prior business day.

ANTI-DILUTION ADJUSTMENTS

    The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of specified events, including:

        (1) the payment of dividends and other distributions on Arvin's common shares made in common shares;

        (2) the issuance to all holders of common shares of rights, options or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase common shares at less than their Current Market Price;

        (3) subdivisions, splits or combinations of common shares;

        (4) distributions to all holders of common shares of evidences of indebtedness or assets, including securities but excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash;

        (5) distributions consisting exclusively of cash to all holders of common shares in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) the aggregate of any cash plus the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Arvin or any of its subsidiaries for all or any portion of the common shares concluded within the preceding 12 months, exceeds 15% of Arvin's total market capitalization on the date of the distribution; total market capitalization is the product of the Current Market Price of the common shares multiplied by the number of common shares then outstanding; and

        (6) the successful completion of a tender or exchange offer made by Arvin or any of its subsidiaries for the common shares that involves an aggregate consideration having a fair market value that, together with (a) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Arvin or any of its subsidiaries for the common shares concluded within the preceding 12 months and (b) the total amount of any all-cash distributions to all holders of Arvin's common shares made within the preceding 12 months, exceeds 15% of Arvin's total market capitalization on the expiration of such tender or exchange offer.

    "Current Market Price" per common share on any day means the average of the daily Closing Prices for the five consecutive Trading Days selected by Arvin commencing not more than 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common shares trades regular way on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

    In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common shares are converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Corporate Unit or Treasury Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of common shares that would have been received by the holder of the related Corporate Unit or Treasury Unit immediately prior to the date of consummation of the transaction if the holder had then settled such purchase contract.

    If at any time Arvin makes a distribution of property to its shareholders that would be taxable to shareholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Arvin, but generally not share dividends or rights to subscribe to capital shares) and, pursuant to the Settlement Rate adjustment provisions of the purchase contract agreement, the Settlement Rate is increased, such increase may give rise to a taxable dividend to holders of the Units. See "United States Federal Income Tax Consequences--Purchase Contracts-- Adjustment to Settlement Rate" on page S-58.

    In addition, Arvin may make such increases in the Settlement Rate as it deems advisable in order to avoid or diminish any income tax to holders of its capital shares resulting from any dividend or distribution of capital shares, or rights to acquire capital shares, or from any event treated as such for income tax purposes or for any other reason.

    Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate will be required unless the adjustment would require an increase or decrease of at least 1% in the Settlement Rate. However, any adjustments not required to be made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

    Whenever the Settlement Rate is adjusted, Arvin must deliver to the purchase contract agent a certificate setting forth the Settlement Rate, detailing the calculation of the Settlement Rate and describing the facts upon which the adjustment is based. In addition, Arvin must notify the holders of the Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the Settlement Rate was adjusted.

    Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of common shares issuable upon early settlement of a purchase contract.

    If an adjustment is made to the Settlement Rate as a result of an event described in (1)-(6) above, an adjustment also will be made to the Applicable Market Value solely to determine which of the three clauses in the definition of Settlement Rate will be applicable on the purchase contract settlement date.

TERMINATION

    The purchase contracts and the obligations and rights of Arvin and of the holders of the Units thereunder, including the holders' right to receive contract adjustment payments and the obligation and right to purchase and receive common shares, will terminate immediately and automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arvin. Upon termination, the collateral agent will release the related debentures or Treasury Securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such debentures or Treasury Securities to the purchase contract agent for distribution to the Unit holders. Upon termination, however, that release and distribution may be subject to a delay. In the event that Arvin becomes the subject of a case under the Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

    The debentures that are a part of the Corporate Units or, if substituted, the Treasury Securities that are a part of the Treasury Units (collectively, the "Pledged Securities") will be pledged to the collateral agent for the benefit of Arvin under the pledge agreement to secure the obligations of the holders of the Units to purchase common shares under the related purchase contracts. The rights of the holders of the Units with respect to the Pledged Securities will be subject to Arvin's security interest therein. No holder of Corporate Units or Treasury Units will be permitted to withdraw the Pledged Securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

        (1) to substitute Treasury Securities for the related debentures;

        (2) to substitute debentures for the related Treasury Securities (for both (1) and (2), as provided for under "Description of the Units--Creating Treasury Units by Substituting Treasury Securities" and "--Recreating Corporate Units" on pages S-37 and S-38); and

        (3) upon early settlement, settlement for separate cash or termination of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related debentures, including interest payments, voting and repayment rights, and each holder of Treasury Units will retain beneficial ownership of the related Treasury Securities pledged in respect of the related purchase contracts. Arvin will have no interest in the Pledged Securities other than its security interest.

    The securities intermediary will distribute, upon receipt of interest on the Pledged Securities, payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from Arvin, to the holders in whose names the Units are registered at the close of business on the record date prior to the date of such distribution.

BOOK-ENTRY ISSUANCE

    DTC will act as securities depositary for the Units. The Units will be issued only as fully-registered securities registered in the name of Cede & Co. or another nominee of the depositary.

    Fully-registered global security certificates, representing the total aggregate number of Units, will be issued, will be deposited with the depositary and will bear a legend regarding restrictions on their exchange and registration of transfer as described below.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Units so long as such Units are represented by global security certificates.

    The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with it. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

    No transfer of global security certificates in whole or in part may be registered in the name of any person other than the depositary or a nominee of the depositary unless the depositary has notified Arvin that it is unwilling or unable to continue as depositary for such global security certificates or has ceased to be qualified to act as depositary under the purchase contract agreement. All Units and portions of Units represented by global security certificates will be registered in such names as the depositary may direct.

    As long as the depositary or its nominee is the registered owner of the global security certificates, such depositary or such nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Units represented thereby for all purposes under the Units, purchase contracts, purchase contract agreement and pledge agreement. Except in the limited circumstances referred to in the paragraph above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the underlying Units registered in their names, will not receive or be entitled to receive physical delivery of certificates and will not be considered to be owners or holders of such global security certificates or any underlying Units for any purpose under the Units, purchase contracts and principal agreements. All payments on the Units represented by the global security certificates and all deliveries of pledged debentures, pledged Treasury Securities or common shares to the holders will be made to the depositary or its nominee, as the case may be, as the holder.

    Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Procedures for settlement of purchase contracts on the purchase contact settlement date will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. The depositary has advised Arvin that it will not take any action permitted to be taken by a holder of Units unless directed to do so by one or more participants to whose account the depositary interests in the global security certificates are credited and only for the number of Units as to which such participant or participants has or have given such direction. None of Arvin, the purchase contract agent nor any of their agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payment made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

    This information concerning the depositary and its book-entry system has been obtained from sources that Arvin believes to be reliable, but Arvin does not take responsibility for its accuracy.

                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
            THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

    Distributions on the Units will be payable, the purchase contracts and documents related thereto will be settled and transfers of the Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the Units do not remain in book-entry form, Arvin has the option to pay distributions on the Units by check mailed to the address of the person entitled thereto as shown on Arvin's security register.

    No service charge will be made for any registration of transfer or exchange of the Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

    Subject to limited exceptions, Arvin and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding purchase contract affected thereby:

    - change any payment date;

    - change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract (except for the right of a holder of Corporate Units to substitute Treasury Securities for the pledged debentures or the right of a holder of Treasury Units to substitute debentures for the pledged Treasury Securities), impair the right of the holder of any purchase contract to receive interest on the collateral, or otherwise adversely affect the holder's rights in or to the collateral;

    - reduce any contract adjustment payments or change the place or currency of payment;

    - impair the right to institute suit for the enforcement of a purchase contract;

    - reduce the number of common shares purchasable under a purchase contract, increase the purchase price of the common shares on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

However, if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the listed items above, all of the holders of the class.

    Subject to limited exceptions, Arvin, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding Unit adversely affected thereby:

    - change the amount or type of collateral underlying a Unit (except for the right of a holder of Corporate Units to substitute Treasury Securities for the pledged debentures or the right of a holder of Treasury Units to substitute debentures for the pledged Treasury Securities), impair the right of the holder of any Units to receive interest on the underlying collateral or otherwise adversely affect the holder's rights in or to the collateral;

    - otherwise effect any action that, under the purchase contract agreement, would require the consent of the holders of each outstanding Unit affected thereby; or

    - reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the amendment.

However, if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

NO CONSENT TO ASSUMPTION

    Each holder of Corporate Units or Treasury Units will be deemed under the terms of the purchase contract agreement, by his or her acceptance of such Units, to have expressly withheld any consent to the assumption (also known as affirmance) of the related purchase contracts by Arvin, its receiver, liquidator or trustee in the event that Arvin becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    Arvin will agree in the purchase contract agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other entity or group of affiliated entities unless:

    - either Arvin is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and that this corporation expressly assumes all the obligations of Arvin under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

    - Arvin or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any covenant or condition underlying the purchase contract, the Units or the pledge agreement.

GOVERNING LAW

    The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

    The First National Bank of Chicago will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the Units from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Units or the purchase contract agreement.

    The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

    We also maintain banking relationships in the ordinary course of business with The First National Bank of Chicago, and The First National Bank of Chicago participates, along with several other banks, in credit facilities with Arvin and its subsidiaries.

INFORMATION CONCERNING THE COLLATERAL AGENT

    The Chase Manhattan Bank will be the collateral agent. The collateral agent will act solely as the agent of Arvin and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement would be effective upon the acceptance of appointment by a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

    The Chase Manhattan Bank will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

    The purchase contract agreement will provide that Arvin will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the Units. However, holders who elect to substitute the related Pledged Securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted. Arvin will not be responsible for any of those fees or expenses.

                         DESCRIPTION OF THE DEBENTURES

    The following description sets forth the specific terms of the debentures. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The debentures form a part of the Corporate Units and, under certain circumstances, will trade separately from the purchase contracts also forming a part of the Corporate Units. The debentures will be issued under an indenture dated as of July 3, 1990, among Arvin and Harris Trust and Savings Bank, as indenture trustee, as amended by the First Supplemental Indenture, dated as of March 31, 1994. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the debentures and the indenture but do not purport to be complete. For additional information, refer to the indenture that is incorporated by reference into the Registration Statement and the form of the debentures that will be filed as an exhibit to the Registration Statement and to the Trust Indenture Act of 1939. Capitalized terms used in this section not otherwise defined in this prospectus supplement have the meanings set forth in the indenture.

GENERAL

    The debentures will be unsecured senior obligations of Arvin. The debentures will not be subject to a sinking fund provision and will not be redeemable by Arvin. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on
            , 2004.

    The debentures will initially be issued in the form of one or more global certificates deposited with DTC. Under limited circumstances, the debentures may be issued in certificated form in exchange for the global certificates. See "--Book-Entry Issuance" below. In the event that the debentures are issued in certificated form, the debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on debentures issued as global certificates will be made to DTC, a successor depositary or, if no depositary is used, to a paying agent for the debentures. If the debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and the debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City. However, at the option of Arvin, payment of interest may be made by check.

    The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transactions involving Arvin that may adversely affect such holders.

INTEREST

    Each debenture will bear interest at the rate of     % per annum from
            , 1999 until the purchase contract settlement date on             ,
2002, and at the Reset Rate thereafter, payable quarterly in arrears on
            ,             ,             and             of each year (each an
"Interest Payment Date"), commencing             , 1999, to the person in whose
name that debenture is registered, subject to certain exceptions, at the close of business on the business day preceding such Interest Payment Date. If the debentures do not remain in book-entry only form, the record dates will be 15 business days prior to each interest payment date.

    The interest rate on the debentures outstanding on and after the purchase contract settlement date will be reset to the Reset Rate on the third business day preceding the purchase contract settlement date. The Reset Rate will be equal to the rate per annum that results from the remarketing of the debentures as described below under "--Market Rate Reset by Remarketing". However, if a Failed Remarketing occurs, the Reset Rate will be equal to (1) the Two-Year Benchmark Treasury Rate plus

(2) a spread ranging from 300 to 700 basis points based on the credit ratings of the debentures at that time.

    The amount of interest payable on the debentures for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next day that is a business day and without any interest or other payment in respect of any such delay. However, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

MARKET RATE RESET BY REMARKETING

    The interest rate on the debentures will be reset to the Reset Rate on the third business day preceding the purchase contract settlement date. The Reset Rate will be the rate per annum that results from the remarketing of the debentures that are a part of the Corporate Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given notice but failed to deliver cash, and the debentures that are not a part of the Corporate Units as to which the holders have requested remarketing. On the remarketing date, the remarketing agent will use commercially reasonable efforts to remarket those debentures at a price equal to 100.25% of the aggregate stated principal amount of the debentures.

    REMARKETING PROCEDURES. Set forth below is a summary of the procedures to be followed in connection with a remarketing of the debentures:

    As long as the Units or the debentures are evidenced by one or more global security certificates deposited with DTC, Arvin will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding debentures or Corporate Units of the remarketing.

    Not later than 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date (also four business days prior to the remarketing date), any holder of debentures that are a part of the Corporate Units may elect to have those debentures remarketed. Holders of Corporate Units that do not give notice prior to that time of their intention to settle their related purchase contracts for separate cash, and holders who give notice but fail to deliver cash prior to 11:00 a.m., New York City time, on the fifth business day prior to the purchase contract settlement date, will be deemed to have consented to the disposition of the debentures that are a part of their Corporate Units in the remarketing. Holders of debentures that are not a part of the Corporate Units who wish to have their debentures remarketed must give notice of their election to the indenture trustee prior to 11:00 a.m., New York City time, on such fifth business day. Any such notice will be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the remarketing.

    If none of the holders elects to have debentures remarketed in the remarketing, the Reset Rate will be the rate determined by the remarketing agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

    If the remarketing agent determines that it will be able to remarket all the debentures tendered or deemed tendered for purchase at a price of 100.25% of the aggregate stated principal amount of such debentures prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will determine the Reset Rate, which will be the rate, rounded to the nearest one-thousandth (0.001) of one percent, per annum that the remarketing agent determines, in its sole judgment, to be the lowest rate per year that will enable it to remarket all the debentures tendered or deemed tendered for remarketing at that price.

    If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the debentures tendered or deemed tendered for purchase, a Failed Remarketing will be deemed to have occurred, and the remarketing agent will so advise DTC, the indenture trustee and Arvin. If a Failed Remarketing occurs, the Reset Rate will be equal to (1) the Two-Year Benchmark Treasury Rate plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the debentures at that time.

    "Two-Year Benchmark Treasury Rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day preceding the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the debentures, as agreed upon by Arvin and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent, after consultation with Arvin, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent, after consultation with Arvin, is appropriate. If this rate is not so displayed, the Two-Year Benchmark Treasury Rate will be calculated by the remarketing agent as the yield to maturity for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the debentures, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day preceding the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent after consultation with Arvin. These dealers may include the remarketing agent or an affiliate.

    By approximately 4:30 p.m., New York City time, on the remarketing date, so long as there has not been a Failed Remarketing, the remarketing agent will advise:

    - DTC, the indenture trustee and Arvin, of the Reset Rate determined in the remarketing and the number of debentures sold in the remarketing;

    - each person purchasing debentures in the remarketing or the appropriate DTC participant of the Reset Rate and the number of debentures such person is to purchase; and

    - each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the debentures purchased through the facilities of DTC.

    In accordance with DTC's normal procedures, on the purchase contract settlement date, the transactions described above with respect to each debenture tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such debentures delivered by book entry as necessary to effect purchases and sales of the debentures. DTC will make payment in accordance with its normal procedures.

    If any holder selling debentures in the remarketing fails to deliver those debentures, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased debentures in the remarketing may deliver to that other person a number of debentures that is less than the number of debentures that otherwise was to be purchased by that person. In that event, the number of debentures to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of debentures will constitute good delivery.

    The right of each holder to have debentures tendered for purchase will be limited to the extent that:

    - the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

    - the remarketing agent is able to find a purchaser or purchasers for tendered debentures; and

    - the purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

    The remarketing agent is not obligated to purchase any debentures that would otherwise remain unsold in the remarketing. Neither Arvin nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of debentures for remarketing.

    Arvin, will be liable for any and all costs and expenses incurred in connection with the remarketing.

    REMARKETING AGENT. The remarketing agent will be Lehman Brothers and/or Merrill Lynch. Arvin will enter into the remarketing agreement with Lehman Brothers and Merrill Lynch, which will permit Arvin to designate one or both of Lehman Brothers and Merrill Lynch as the remarketing agent. This agreement provides that the remarketing agent will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing at a price of 100.25% of their principal amount. Under certain circumstances, some portion of the debentures tendered in the remarketing may be purchased by the remarketing agent.

    The remarketing agreement provides that the remarketing agent will incur no liability to Arvin or to any holder of the Corporate Units or the debentures in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part. The remarketing agent will receive, as its remarketing fee, a portion of the proceeds from the remarketing equal to 0.25% of the principal amount of the debentures remarketed.

    Arvin has agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

    The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by Arvin as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with Arvin. In that case, Arvin will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

BOOK-ENTRY ISSUANCE

    The debentures will be issued as one or more global certificates registered in the name of DTC or its nominee. The depositary for the debentures will be DTC. The debentures will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The debentures will be issued in accordance with the procedures set forth under "Description of the Purchase Contracts-- Book-Entry Issuance" and under "Description of the Debt Securities--Book-Entry Debt Securities" in the accompanying prospectus.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Units, the debentures and the common shares acquired under a purchase contract. Unless otherwise stated, this summary applies only to "U.S. Holders" who purchase Corporate Units upon original issuance for an amount equal to the initial offering price and who hold the Units, the debentures and the common shares acquired under the purchase contract as capital assets.

    A "U.S. Holder" is:

    - a person who is a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

    - an estate the income of which is subject to United States federal income taxation, regardless of its source; or

    - a trust (1) that is subject to the supervision of a court with the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended or
      (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not deal with special classes of holders. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors;

    - tax consequences to persons who will hold the Units, the debentures or the common shares acquired under the purchase contract as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "constructive sale transaction" or "conversion transaction;"

    - tax consequences to holders of Units, debentures or common shares acquired under a purchase contract whose functional currency is not the U.S. dollar;

    - tax consequences to shareholders, partners or beneficiaries of a holder of Units, debentures or common shares acquired under a purchase contract;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    If you are not a United States person (within the meaning of Section 7701
(a)(30) of the Internal Revenue Code of 1986, as amended), you are urged to consult your own tax advisors regarding the United States federal income tax consequences of an investment in the Units, including the potential application of United States withholding taxes.

    This summary is based upon the Internal Revenue Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Any changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a U.S. Holder.

    No statutory, administrative or judicial authority directly addresses the treatment of the Units or instruments similar to the Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein. You are urged to consult your own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Units in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

CORPORATE UNITS

    ALLOCATION OF PURCHASE PRICE

    A U.S. Holder's acquisition of a Corporate Unit will be treated as an acquisition of a unit consisting of the debenture and the purchase contract that comprise the Corporate Unit. The purchase price of each Corporate Unit will be allocated between the debenture and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. Holder's initial tax bases in the debenture and the purchase contract. Arvin will report the fair market value of each debenture as $50 and the fair market value of each purchase contract as $0. This position will be binding upon each U.S. Holder, but not on the IRS, unless the U.S. Holder explicitly discloses a contrary position on a statement attached to the U.S. Holder's timely filed United States federal income tax return for the taxable year in which a Corporate Unit is acquired. Thus, absent such disclosure, a U.S. Holder should allocate the purchase price for a Corporate Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

DEBENTURES

    INTEREST INCOME

    Generally, a U.S. Holder should include stated interest on the debentures in income as ordinary income when paid or accrued, in accordance with such U.S. Holder's regular method of tax accounting.

    SALES, EXCHANGES OR OTHER DISPOSITIONS OF DEBENTURES

    A U.S. Holder will recognize capital gain or loss on a sale, exchange, or other disposition of a debenture, including the remarketing thereof, in an amount equal to the difference between the amount realized by the U.S. Holder on the disposition of the debenture (except to the extent that the amount realized is characterized as a payment in respect of accrued but unpaid interest on the debentures that the U.S. Holder has not included in gross income, which will be taxable as interest) and the U.S. Holder's adjusted tax basis in the debenture. Selling expenses incurred by a U.S. Holder will reduce the amount of gain or increase the amount of loss recognized upon the sale, exchange or other disposition of a debenture. Capital gains of individuals derived from capital assets held for more than one year are subject to reduced maximum rates of 20%. A U.S. Holder's ability to deduct capital losses is subject to limitations.

PURCHASE CONTRACTS

    INCOME FROM CONTRACT ADJUSTMENT PAYMENTS

    There is no direct authority addressing the treatment of the contract adjustment payments under current law, and the treatment is unclear. Contract adjustment payments may constitute taxable income to a U.S. Holder when received or accrued, in accordance with the U.S. Holder's method of tax accounting. To the extent Arvin is required to file information returns with respect to contract adjustment payments, it intends to report the contract adjustment payments as taxable income to each U.S. Holder. U.S. Holders should consult their own tax advisors concerning the treatment of contract adjustment payments, including the possibility that any payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. Arvin does not intend to deduct the contract adjustment payments, because it views them as a cost of issuing the common shares. The treatment of contract adjustment payments could affect a U.S. Holder's tax basis in a purchase contract or in the common shares acquired under a purchase contract or the amount realized by a U.S. Holder upon the sale or disposition of a Unit or the termination of a purchase contract. See "--Acquisition of Common Shares under a Purchase Contract," "--Termination of Purchase Contract" and "--Sale or Disposition of Units."

    ACQUISITION OF COMMON SHARES UNDER A PURCHASE CONTRACT

    A U.S. Holder generally will not recognize gain or loss on the purchase of common shares under a purchase contract, except with respect to any cash paid in lieu of a fractional common share. Subject to the following discussion, a U.S. Holder's aggregate initial tax basis in the common shares acquired under a purchase contract generally should equal the purchase price paid for the common shares plus the U.S. Holder's tax basis in the purchase contract, if any, less the portion of the purchase price and tax basis allocable to the fractional share. Payments of contract adjustment payments that have been received in cash by a U.S. Holder but not included in income should reduce the U.S. Holder's tax basis in the purchase contract or in the common shares to be received thereunder. See "--Income from Contract Adjustment Payments." The holding period for common shares acquired under a purchase contract will commence on the day of the acquisition of such common shares.

    OWNERSHIP OF COMMON SHARES ACQUIRED UNDER THE PURCHASE CONTRACT

    Any dividend on common shares paid by Arvin out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by the U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.

    Upon a sale or exchange of common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common shares. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to a reduced maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

    EARLY SETTLEMENT OF PURCHASE CONTRACT

    A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of the debentures, or Treasury Securities upon early settlement of a purchase contract and will have the same tax basis in such debentures, or Treasury Securities as before such early settlement.

    TERMINATION OF PURCHASE CONTRACT

    If a purchase contract terminates, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized (if any) upon such termination and the U.S. Holder's adjusted tax basis (if any) in the purchase contract at the time of the termination. Payments of contract adjustment payments received by a U.S. Holder but not included in income should either reduce the U.S. Holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract (see "--Income from Contract Adjustment Payments" above). Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of debentures, or Treasury Securities, upon termination of the purchase contract and will have the same tax basis in such debentures or Treasury Securities as before the distribution.

    If a termination of the purchase contract occurs when it has negative value, see "--Sale or Disposition of Units." U.S. Holders should consult their tax advisors regarding a termination of the purchase contract at a time when the purchase contract has negative value.

    ADJUSTMENT TO SETTLEMENT RATE

    U.S. Holders of Units might be treated as receiving a constructive distribution from Arvin if (1) the Settlement Rate is adjusted and as a result of such adjustment the proportionate interest of U.S. Holders of Units in the assets or earnings and profits of Arvin is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to a bona fide formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to the common shares. Thus, under certain circumstances, an increase in the Settlement Rate might give rise to a taxable dividend to U.S. Holders of Units even though the U.S. Holders would not receive any cash related thereto.

TREASURY UNITS

    SUBSTITUTION OF TREASURY SECURITIES TO CREATE TREASURY UNITS

    A U.S. Holder of Corporate Units that delivers Treasury Securities to the securities intermediary in substitution for debentures generally will not recognize gain or loss upon the delivery of the Treasury Securities or the release of the debentures to the U.S. Holder. The U.S. Holder will continue to include in income any interest on the debentures, and the U.S. Holder's basis in the debentures and the purchase contract will not be affected by the delivery and release.

    OWNERSHIP OF TREASURY SECURITIES

    A U.S. Holder's initial tax basis in the Treasury Securities that are part of the Treasury Units will be equal to the amount paid for the Treasury Securities. A U.S. Holder generally will include in income any original issue discount or acquisition discount includible with respect to the Treasury Securities. In general, you will be required to include in income each year that you hold a Treasury Security the portion of the original issue discount or acquisition discount that accrues on the Treasury Security in such year.

    SUBSTITUTION OF DEBENTURES TO RECREATE CORPORATE UNITS

    A U.S. Holder of Treasury Units that delivers debentures to the securities intermediary to recreate Corporate Units generally will not recognize gain or loss upon the delivery of such debentures or the release of the Treasury Securities to the U.S. Holder. The U.S. Holder will continue to include in income any interest, original issue discount or acquisition discount with respect to such Treasury Securities and the debentures, and the U.S. Holder's tax basis in the Treasury Securities, the debentures and the purchase contract will not be affected by such delivery and release.

SALE OR DISPOSITION OF UNITS

    Upon a disposition of Units, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contracts and the debentures, or, in the case of Treasury Units, the Treasury Securities, that comprise such Units and generally will have capital gain or loss equal to the difference between the portion of the proceeds to the U.S. Holder allocable to the purchase contracts and the debentures, or Treasury Securities, as the case may be, and the U.S. Holder's respective adjusted tax bases in the purchase contract and the debentures, or Treasury Securities. For purposes of determining gain or loss, your proceeds will not include any amount equal to accrued and unpaid interest on the debenture or Treasury Security not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent the U.S. Holder is treated as having received an amount with respect to accrued contract adjustment payments, which Arvin will treat as ordinary income, in each case to the extent not previously included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. If a disposition of the Units occurs when the purchase contract has negative value, the U.S. Holder should be considered to have received additional consideration for the debentures or Treasury Securities in an amount equal to the negative value and to have paid the amount to be released from the U.S. Holder's obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of the Units at a time when the purchase contract has negative value.

    Payments to a U.S. Holder of contract adjustment payments that have not previously been included in the income of the U.S. Holder should either reduce the U.S. Holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract. See "--Corporate Units--Purchase Contracts--Income from Contract Adjustment Payments."

NON-UNITED STATES HOLDERS

    The following summary discusses the tax consequences to Non-United States Holders. You are a "Non-United States Holder" if you are not a U.S. Holder. As discussed above, each Unit will be treated by the holders and by Arvin as a unit consisting of a purchase contract and a debenture or Treasury Security, as the case may be. The following discussion is subject to the discussion below concerning backup withholding.

    Under present United States federal income tax laws, a Non-United States Holder generally will not be subject to United States federal income tax withholding on payments of principal, premium (if any) or interest (including original issue discount) on a debenture or Treasury Security owned by a Non-United States Holder, provided that the Non-United States Holder provides the certification contained on an IRS Form W-8 or a substantially similar form. If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception, payments of premium (if any) and interest made to the Non-United States Holder generally will be subject to a 30% withholding tax.

    Arvin will generally withhold a 30% withholding tax on contract adjustment payments and dividends paid on the common shares acquired under a purchase contract.

    A Non-United States Holder may reduce or eliminate the 30% withholding tax on interest, contract adjustment payments or dividends discussed above if such holder provides Arvin, or their respective paying agents, as the case may be, with a properly executed

    - IRS Form 1001 (or successor form) properly claiming an exemption from, or a reduction of, such withholding tax under the benefit of an applicable tax treaty or

    - IRS Form 4224 (or successor form) stating that payment with respect to the Units, debentures, Treasury Securities or common shares is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

Under future regulations generally applicable to payments made after December 21, 2000, Non-United States Holders will generally be required to provide an IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    Generally, a Non-United States Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon sale, exchange, retirement or other disposition of a Unit, debenture, Treasury Security or common shares, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Payments under the Units, the debentures or the common shares acquired under a purchase contract, the proceeds received with respect to a fractional common share upon settlement of a purchase contract, and the sale of the Units, the debentures or the common shares acquired under a purchase contract may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. No information reporting or backup withholding will be required with respect to payments made by Arvin or any paying agent to Non-United States Holders if a statement described above under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder). Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended, plans and individual retirement accounts that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, and entities whose assets are considered assets of such plans ("Plans") may purchase the Corporate Units subject to the investing fiduciary's determination that the investment in the Corporate Units satisfies ERISA's fiduciary standards and other requirements applicable to investments by Plans. Accordingly, among other factors, the investing fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plans.

    Under regulations issued by the U.S. Department of Labor, a Plan that owns the Corporate Units may be deemed to own a portion of the debentures. In addition, Arvin and its affiliates may be "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons or Plans with respect to which any such persons are fiduciaries or service providers). The acquisition and ownership of the Corporate Units and a deemed acquisition and ownership of an interest in the debentures by a Plan with respect to which Arvin or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Corporate Units are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the DOL has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the Corporate Units. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

    Any fiduciary proposing to acquire the Corporate Units on behalf of a Plan should consult with ERISA counsel for the Plan and should not acquire the Corporate Units unless it is determined that such acquisition and holding does not and will not constitute a prohibited transaction and will satisfy the applicable fiduciary requirements imposed under ERISA. Any such acquisition by a Plan shall be deemed a representation by the Plan and the fiduciary effecting the investment on behalf of the Plan that such acquisition and holding satisfies the applicable fiduciary requirements of ERISA, and is either (i) not a prohibited transaction under ERISA and the Code and is otherwise permissible under applicable law or (ii) qualified to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more of the foregoing PTCEs or another available prohibited transaction exemption.

                                  UNDERWRITING

    Arvin has entered into the underwriting agreement with the underwriters named below, pursuant to which, and subject to its terms and conditions, Arvin has agreed to sell to the underwriters and the underwriters have agreed to purchase from Arvin all of the Corporate Units. Set forth below is the total number of Corporate Units that each of the underwriters has agreed to purchase:

UNDERWRITERS                                                         NUMBER OF CORPORATE UNITS
-------------------------------------------------------------------  -------------------------
Lehman Brothers Inc................................................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated............................................
PaineWebber Incorporated...........................................
Prudential Securities Incorporated.................................
                                                                             -----------
  Total............................................................            3,000,000
                                                                             -----------
                                                                             -----------

    The underwriting agreement provides that the obligation of the underwriters to purchase the Corporate Units is subject to the satisfaction of certain conditions, including the approval of certain legal matters by their counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters must purchase all of the Corporate Units if they purchase any of them.

    The underwriters have advised Arvin that they will offer the Corporate Units directly to the public initially at the offering price and to certain dealers at the offering price less a selling concession not to exceed $ per Corporate Unit. The underwriters may allow and these dealers may reallow a concession not to exceed $ per Corporate Unit to other dealers. After the initial offering of the Corporate Units, the underwriters may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

    Arvin has granted to the underwriters an option to purchase an aggregate of up to an additional 450,000 Corporate Units solely to cover over-allotments, at the initial offering price to the public. Any or all of the option may be exercised at any time on or before 30 days after the date of the underwriting agreement. To the extent that the option is exercised, the underwriters will be committed, subject to certain conditions, to purchase up to such number of additional Corporate Units.

    Arvin has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the underwriters would be required to make regarding any liabilities that they may have under the Securities Act.

    Prior to this offering, there has been no public market for the Corporate Units. Arvin has applied for listing the Corporate Units on the NYSE, and trading is expected to commence within five business days after the date of this prospectus supplement. In order to meet one of the requirements for listing on the NYSE, the underwriters have undertaken to sell the Corporate Units to a minimum of 400 beneficial owners. The underwriters have advised Arvin that they presently intend to make a market in the Corporate Units as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the Corporate Units, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, Arvin cannot assure investors that there will be adequate liquidity or adequate trading markets for the Corporate Units.

    In connection with the offering of the Corporate Units, the underwriters may engage in certain transactions that stabilize the price of the Corporate Units or common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Corporate Units or common shares. If the underwriters create a short position in the Corporate Units in connection with this offering, by selling more Corporate Units than are listed on the cover page of this prospectus supplement, then the underwriters may reduce that short position by purchasing

Corporate Units in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

    Neither Arvin nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or common shares. In addition, neither Arvin nor the underwriters make any representation that anyone will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    We have agreed that, unless we receive the prior written consent of Lehman Brothers, we may not, during the period ending 90 days after the date of this prospectus supplement:

    - directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Units, common shares, purchase contracts or debentures, as the case may be, or any securities of Arvin similar to the Units, common shares, purchase contracts or debentures, or any security convertible into or exercisable or exchangeable for Units, common shares, purchase contracts or debentures, or file any registration statement under the Securities Act with respect to any of the foregoing, or

    - enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Units, common shares, purchase contracts, debentures, or any securities convertible into or exercisable or exchangeable for Units, common shares, purchase contracts or debentures, whether any such swap or transaction described above is to be settled by delivery of Units, common shares, purchase contracts, debentures or such other securities, in cash or otherwise.

    The restrictions described in the prior paragraph do not apply to, among other things:

    - the sale of the Units to the underwriters,

    - Treasury Units or Corporate Units to be created or recreated upon substitution of pledged securities or common shares issuable upon early settlement of the Corporate Units or Treasury Units,

    - any common shares issued, or options to purchase such shares granted, pursuant to exisiting employee benefit plans, or

    - any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan.

    Each of the underwriters has, directly and indirectly, provided investment and commercial banking or financial advisory services to Arvin and its affiliates, for which it has received customary fees and commissions, and/or expects to provide these services to Arvin and its affiliates in the future, for which it expects to receive customary fees and commissions.

                                 LEGAL MATTERS

    The legality of the purchase contracts, the common shares, the debentures offered hereby will be passed upon for Arvin by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York and by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. In rendering their respective opinions, Simpson Thacher & Bartlett and Skadden, Arps, Slate, Meagher & Flom (Illinois) may rely upon Schiff Hardin & Waite as to all matters of Indiana law.

                                    EXPERTS

    The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Arvin Industries, Inc. for the year ended January 3, 1999 and the audited historical financial statements of Purolator Automotive Filter Business included on page 4 of Arvin Industries, Inc.'s Form 8-K/A dated May 12, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                     [LOGO]
                                  $400,000,000

                             ARVIN INDUSTRIES, INC.

                                DEBT SECURITIES
                                PREFERRED SHARES
                               DEPOSITARY SHARES
                                 COMMON SHARES
                            SHARE PURCHASE CONTRACTS
                              SHARE PURCHASE UNITS
                                    WARRANTS

----------------------------------------------------------------------

We will provide specific terms of these securities in supplements to this prospectus.

You should read this prospectus and any supplement carefully before you invest.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                 The date of this prospectus is July 29, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1
    The Securities We May Offer............................................................................           1
    Debt Securities........................................................................................           1
    Preferred Shares and Depositary Shares.................................................................           2
    Common Shares..........................................................................................           2
    Share Purchase Contracts and Share Purchase Units......................................................           2
    Warrants...............................................................................................           2
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS...           3
WHERE YOU CAN FIND MORE INFORMATION........................................................................           3
ARVIN......................................................................................................           4
USE OF PROCEEDS............................................................................................           4
DESCRIPTION OF THE DEBT SECURITIES.........................................................................           4
  Provisions Applicable to Both Senior and Subordinated Debt Securities....................................           5
    General................................................................................................           5
    Registration, Transfer and Exchange....................................................................           6
    Consolidation, Merger and Sale of Assets...............................................................           6
    Modification and Waiver................................................................................           6
    Satisfaction and Discharge of an Indenture.............................................................           7
    Events of Default......................................................................................           7
    Book-Entry Debt Securities.............................................................................           9
    Year 2000 Compliance...................................................................................          11
    Information Concerning the Trustee.....................................................................          12
    Governing Law..........................................................................................          12
PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES.....................................................          12
    Covenants..............................................................................................          12
    Definitions............................................................................................          14
PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES...............................................          16
    Subordination..........................................................................................          16
    Conversion.............................................................................................          17
DESCRIPTION OF CAPITAL SHARES..............................................................................          19
    General................................................................................................          19
    Common Shares..........................................................................................          19
    Provisions with Possible Anti-takeover Effects.........................................................          19
    Preferred Share Purchase Rights........................................................................          21
    Preferred Shares.......................................................................................          22
DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS...........................................          23
DESCRIPTION OF DEPOSITARY SHARES...........................................................................          24
    General................................................................................................          24
    Dividends and Other Distributions......................................................................          24
    Redemption of Depositary Shares........................................................................          24
    Voting the Preferred Shares............................................................................          25
    Amendment and Termination of Depositary Agreement......................................................          25
    Changes of Depositary..................................................................................          25
    Miscellaneous..........................................................................................          26
DESCRIPTION OF WARRANTS....................................................................................          26
    Debt Warrants..........................................................................................          26
    Equity Warrants........................................................................................          27
PLAN OF DISTRIBUTION.......................................................................................          27
LEGAL OPINIONS.............................................................................................          29
EXPERTS....................................................................................................          29

                                    SUMMARY

    This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information about us and our financial statements.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration, we may offer from time to time up to $400,000,000 of any of the following securities, either separately or in units: debt securities, preferred shares, depositary shares, common shares, share purchase contracts relating to the common shares, share purchase units, and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of Arvin, which may be senior or subordinate. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by Arvin, except indebtedness that by its terms is not superior to, or has the same rank as, the subordinated debt securities.

    The senior debt securities will be issued under an indenture between us and Harris Trust and Savings Bank as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in a prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports filed with the SEC.

    SENIOR AND SUBORDINATED DEBT SECURITIES. The indentures do not limit the amount of debt that we may issue. The indentures do not provide holders any protection in the event of a recapitalization or restructuring involving Arvin. Also, neither indenture provides holders with any special protection in the event of a highly leveraged transaction.

    The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume all our responsibilities relating to the debt securities.

    The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indentures by depositing with the trustee sufficient funds or government obligations to pay the debt securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

    --  If we do not pay interest for 30 days after its due date.

    --  If we do not pay principal or any premium when due.

    --  If we do not make any sinking fund payment when due.

    -- If we continue to breach a covenant or warranty for 90 days after notice.

    -- If we fail to pay principal or interest on other significant indebtedness of Arvin when due.

    --  If we enter bankruptcy, become insolvent or reorganize.

    Upon the bankruptcy, insolvency, or reorganization of Arvin, all unpaid principal, accrued interest and any premium on any series of outstanding debt securities will become immediately payable without any declaration or act of the trustee or the holders. If any other event of default occurs with respect to any series of debt securities, the trustee or holders of at least 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

    SENIOR DEBT SECURITIES. The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness, to enter into sale and leaseback transactions and to transfer assets to some of our subsidiaries.

    SUBORDINATED DEBT SECURITIES. All payments on the subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior indebtedness.

PREFERRED SHARES AND DEPOSITARY SHARES

    We may issue our preferred shares, no par value, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred shares being offered. We may also issue fractional shares of the preferred shares that will be represented by depositary shares and depositary receipts.

COMMON SHARES

    We may issue our common shares, par value $2.50 per share. Holders of common shares are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred shares. Each holder of common shares is entitled to one vote per share. The holders of common shares have no preemptive rights or cumulative voting rights.

SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

    We may issue share purchase contracts for the purchase of our common shares. We also may issue share purchase units, each of which will consist of a share purchase contract and a debt security or a debt obligation of a third party, including a U.S. Treasury security. The debt security or debt obligation of a third party may be pledged as collateral to secure the holder's obligation to purchase common shares under the share purchase contract. Our board of directors will determine the terms of the offering, including the terms of the share purchase contracts and information about the security or obligation that will secure the holder's obligation to purchase common shares.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred shares, depositary shares or common shares. We may issue warrants independently or together with other securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

    Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated are as follows:

                                SIX MONTHS ENDED                        FISCAL YEAR ENDED
                                -----------------   ---------------------------------------------------------
                                     JULY 4,         JAN. 3,    DEC. 28,    DEC. 29,    DEC. 31,     JAN. 1,
                                      1999            1999        1997        1996        1995        1995
                                -----------------   ---------   ---------   ---------   ---------   ---------
Ratio of Earnings to Fixed
  Charges.....................        3.6               3.7         3.2         2.4         1.6         1.8
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Dividends...................        3.6               3.7         3.2         2.4         1.6         1.8

    For purposes of calculating the ratios, earnings consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from these earnings. Fixed charges consist of interest on all indebtedness, including capital lease obligations and capitalized interest, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. The ratio of earnings to fixed charges, before the restructuring and special charges, for 1995 was 1.9 and for 1994 was 2.4. No preferred shares were outstanding during the periods, and no preferred dividends were paid.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

    (1) Arvin's Annual Report on Form 10-K for the fiscal year ended January 3, 1999;

    (2) Arvin's Quarterly Reports on Form 10-Q for the quarters ended April 4, 1999 and July 4, 1999;

    (3) Arvin's Current Reports on Form 8-K dated March 4, 1999 and March 12, 1999 and Form 8-K/A dated May 12, 1999 and June 22, 1999; and

    (4) The description of the common shares contained in Arvin's registration statement on Form 8-A, filed June 19, 1950, supplementing Arvin's registration statement on Form 10, filed October 25, 1939, and the description of the associated preferred share purchase rights contained in Arvin's registration statement on Form 8-A, dated June 10, 1986, as amended February 28, 1989, December 9, 1994 and May 10, 1996, in each case as filed under section 12 of the Securities Exchange Act.

    You may request a copy of these filings at no cost, by writing to or telephoning us at the following address and telephone number: Arvin Industries, Inc., Shareholder Relations, One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000 and (812)379-3000.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                     ARVIN

    We are a focused international manufacturer and supplier of automotive parts with more than 50 manufacturing facilities and eight technical centers located in 15 countries and also has non-consolidated affiliates with operations in six additional countries. We are a worldwide leader in automotive exhaust systems and ride control products for the original equipment and replacement markets. Through our acquisition of the Purolator Products automotive filter business, we are also a North American leader in the automotive filter market. Since our founding in 1919, we have grown through internal development, acquisitions and international joint ventures. In recent years, our strategy has been to strengthen our automotive parts businesses by achieving a mix of sales to both original equipment manufacturers and replacement market parts suppliers on a global basis.

    We were incorporated in Indiana in 1921. Our principal executive offices are located at One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000, and our telephone number is (812) 379-3000. Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ARV."

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the attached prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, working capital expenditures and acquisitions or investments in businesses and assets. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in a prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of July 3, 1990, and supplemented on March 31, 1994, between us and Harris Trust and Savings Bank as the trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture to be entered into between us and a trustee named in the prospectus supplement. This indenture is referred to as the "subordinated indenture." The senior indenture and the subordinated indenture are together called the "indentures."

    The following is a summary of important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

     PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

GENERAL

    Neither indenture limits the total principal amount of debt securities that we may issue. Each indenture provides that we may issue debt securities in one or more series from time to time up to the total principal amount that we have authorized. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all of our senior indebtedness. Neither indenture limits the amount of other unsecured indebtedness or securities that we may issue.

    The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    --  the title of the debt securities;

    --  the series of the debt securities;

    --  their total principal amount and denominations;

    --  the date or dates on which they will mature;

    --  their interest rate or rates, or the method of determining those rates;

    --  their interest payment dates and the record dates for interest payments;

    --  any premium payments, including any conditions;

    -- the manner of making principal, interest and any premium payments on the debt securities;

    -- the places where principal, interest and any premium payments may be made;

    -- the currency or currencies in which payments on the debt securities will be payable, if other than U.S. dollars;

    --  the ranking of the debt securities as senior or subordinated;

    --  any mandatory or optional redemption provisions;

    --  any sinking fund provisions;

    --  any conversion provisions, in the case of subordinated debt securities;

    --  any additional information about book-entry procedures;

    -- the portion of the principal amount of any debt security payable upon the acceleration of maturity, if other than the full principal amount;

    -- the method of determining the amount of any payments on the debt securities which are linked to an index;

    -- whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or both, and whether they will be issued in global form; and

    --  any other specific terms of the debt securities.

    Principal, interest and any premium will be payable in the manner, at the places and subject to the restrictions provided in the applicable indenture. Unless otherwise specified in the prospectus supplement, payment of any interest may be made at our option by check mailed to the holders of the registered debt securities at their registered addresses.

    The indentures permit us to issue debt securities with terms different from those previously issued and to "reopen" a previous issue and issue additional debt securities of that series.

REGISTRATION, TRANSFER AND EXCHANGE

    The debt securities will be issued in fully registered form without coupons, unless the prospectus supplement contains provisions relating to bearer securities. The applicable indenture, debt securities and prospectus supplement will describe the manner in which and the places where the debt securities may be registered for transfer or exchanged. No service charge will be payable upon the registration of transfer or exchange of debt securities, except for any applicable tax or governmental charge.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may consolidate with, or sell, lease or convey all or most of our assets to, or merge with or into, any other corporation, as long as:

    -- if we are not the continuing corporation, the successor corporation is organized and existing under U.S. or state law;

    -- the successor corporation by supplemental indenture expressly assumes the payments on the debt securities and duly and punctually performs and observes all covenants and conditions of the applicable indenture to be performed by us; and

    -- we or the successor corporation are not in default in the performance of any of those covenants or conditions immediately after the merger or consolidation or the sale, lease or conveyance.

MODIFICATION AND WAIVER

    Arvin and the applicable trustee may modify and amend either indenture with the consent of the holders of at least a majority in total principal amount of the outstanding debt securities of each affected series. However, no modification or amendment may, without the consent of the holder of each affected outstanding debt security:

    --  change the stated maturity of the principal or any interest;

    -- reduce the principal amount, the interest rate or any premium upon redemption;

    -- reduce the principal amount of an original issue discount debt security that would be due and payable upon acceleration of its maturity;

    -- change the currency in which any debt security or interest or any premium on the debt security is payable;

    -- impair the right to enforce any payment on or after its stated maturity or the redemption or repayment date;

    -- in the case of subordinated debt securities, adversely modify any subordination provision;

    -- reduce the percentage in principal amount of any series of outstanding debt securities whose holders' consent is required for any amendment or waiver; or

    -- modify any of the provisions described in this paragraph, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each affected outstanding debt security. (Section 902)

    Except for these matters, the holders of at least a majority in principal amount of any series of outstanding debt securities may waive past defaults, other than defaults in payment of principal, interest or any premium, under and waive compliance by us with provisions of the applicable indenture. (Sections 513 and 1009)

SATISFACTION AND DISCHARGE OF AN INDENTURE

    If we deposit or cause to be deposited with the trustee cash or direct obligations of the United States or obligations guaranteed by the United States that are sufficient, together with any income that accrues on those obligations, to pay and discharge the entire indebtedness on all outstanding debt securities of any series when due in compliance with the indenture, then we will be treated as having paid and discharged the entire indebtedness, except for any surviving obligations, including the rights of holders to be paid amounts when due under the debt securities.

    If we make these deposits with the trustee and either:

    -- all debt securities authenticated and delivered under the applicable indenture are delivered for cancellation, other than:

       (1) debt securities that have been destroyed, lost or stolen and which have been paid or replaced,

       (2) coupons pertaining to bearer securities whose surrender is not required or has been waived, and

       (3) debt securities for which we deposited or segregated and held in trust payment and which later was repaid to us or discharged from the trust, or

    -- all debt securities are or will become due and payable at their stated maturity within one year or will be called for redemption within one year if redeemable at our option,

and we comply with any other conditions, the indenture will be of no further effect, except for transfer or exchange rights. (Section 401)

EVENTS OF DEFAULT

    Each indenture provides that the following are events of default with respect to any series of debt securities:

    --  failure for 30 days to pay interest when due;

    --  failure to pay principal or any premium when due;

    --  failure to deposit any sinking fund payment when due;

    -- if we continue to breach a covenant or warranty in the indenture for 90 days after appropriate notice;

    -- failure to pay principal of or interest on any other obligation for borrowed money of Arvin, including default under any other series of debt securities and, in the case of the senior debt securities, including default on any guaranty of an obligation for borrowed money of a restricted subsidiary, beyond any grace period if:

       (1) the total principal amount exceeds $10,000,000,

       (2) we do not contest in appropriate proceedings default in payment, and

       (3) the default in payment has not been cured or waived before written notice was given to us;

    --  events of bankruptcy, insolvency or reorganization; or

    -- any other event of default with respect to that series of debt securities. (Section 501)

    In the case of bankruptcy, insolvency or reorganization, all unpaid principal of and any premium and accrued interest on any series of outstanding debt securities will become and be immediately due and payable without any declaration or other act of the trustee or any holder. If any other event of default occurs and continues, the trustee or the holders of at least 25% in total principal amount of that series of outstanding debt securities may declare the principal to be due and payable immediately. However, after this declaration of acceleration has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in total principal amount of that series of outstanding debt securities may rescind the acceleration if all events of default other than the non-payment of accelerated principal have been cured or waived.

    The prospectus supplement relating to any original issue discount debt security will contain provisions about acceleration of the maturity of a portion of the principal amount upon the occurrence and the continuation of an event of default.

    Each indenture requires us to file annually with the trustee an officer's certificate as to the absence of defaults under the indenture. Each indenture requires the trustee, within 90 days after the occurrence of a default with respect to any series of outstanding debt securities which is continuing, to give to the holders notice of all uncured defaults known to it. However, except in the case of default in the payment of principal, interest or any premium or in the payment of any sinking fund installment, the trustee will be protected in withholding the notice if it in good faith determines that this withholding of notice is in the interest of the holders of the debt securities. (Section 602)

    Each indenture provides that the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of the holders of the debt securities unless they have offered to the trustee reasonable indemnity. (Section 603) Each indenture provides that the holders of a majority in total principal amount of any series of outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. (Section 601)

    No holder of any series of debt security will have any right to institute any legal proceeding with respect to or for any remedy under the indenture unless:

    -- the holder has previously given written notice to the trustee of a continuing event of default with respect to that series of debt securities;

    -- the holders of at least 25% in total principal amount of that series of outstanding debt securities have made a written request to the trustee to institute the proceeding;

    --  the holder or holders have offered the trustee reasonable indemnity;

    --  the trustee has failed to institute the proceeding within 60 days; and

    -- the trustee has not received a direction inconsistent with the written request from the holders of a majority in total principal amount of the outstanding debt securities. (Section 507)

    However, the holder of any debt security will have an absolute right to receive payment of principal, interest and any premium on or after the due dates expressed in the debt security and to institute suit to enforce any payment. (Section 508)

BOOK-ENTRY DEBT SECURITIES

    A series of debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Payments of principal, interest and any premium on the series of debt securities represented by a global security will be made to the depository.

    We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security:

    -- will not be entitled to have debt securities represented by the global security registered in their names;

    -- will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

    -- will not be considered the record owners or holders of debt securities under the applicable indenture.

    The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

    If DTC is at any time unwilling or unable to continue as depository with respect to any debt securities represented by a global security and we do not appoint a successor depository within 60 days, we will issue individual debt securities in certificated form in exchange for the global security. In addition, we may at any time determine not to have any debt securities of one or more series represented by global securities and instead will issue the individual debt securities in certificated form in exchange for the global securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in the form of a certificate equal in principal amount to the beneficial interest and to have the debt securities in the form of a certificate registered in its name.

    We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

    DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

    One fully registered debt security certificate will be issued with respect to up to $400,000,000 of principal amount of the series of debt securities, and an additional certificate will be issued with respect to any remaining principal amount of that series.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

    To facilitate subsequent transfers, any certificate representing debt securities which is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

    Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to Arvin as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

    Principal, interest, and premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of Arvin or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

    If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    A beneficial owner will give notice of any option to elect to have its debt securities repaid by Arvin, through its participant, to the applicable trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Arvin or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

    Arvin may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

    Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

    None of Arvin, any underwriter, dealer or agent, the applicable trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

YEAR 2000 COMPLIANCE

    DTC has advised us that its management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the industry, including direct and indirect participants and other members of the financial community, that it has developed and is implementing a program so that its systems, as the same relate to the depository services, namely the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within the depository, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform its services properly also is dependent upon other parties, including, without limitation, issuers and their agents, as well as the direct and indirect participants, third party vendors from whom it licenses software and hardware, and third party vendors on whom it relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third party vendors from whom it acquires services to:

    -- impress upon them the importance of these services being Year 2000 compliant; and

    -- determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services.

In addition, DTC is in the process of developing contingency plans as it deems appropriate.

    According to DTC, this information with respect to Year 2000 compliance has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

INFORMATION CONCERNING THE TRUSTEE

    Harris Trust and Savings Bank is the trustee under the senior indenture. The trustee under the subordinated indenture will be identified in a prospectus supplement. Each trustee may also serve as warrant agent with respect to any debt warrants to purchase underlying debt securities issued under the indenture with respect to which it acts as trustee. We also maintain banking relationships in the ordinary course of business with Harris Trust and Savings Bank, and Harris Trust and Savings Bank participates, along with several other banks, in credit facilities with Arvin and its subsidiaries. At the date of this prospectus, Harris Trust and Savings Bank is the trustee with respect to our 6 7/8% Notes due February 15, 2001, 6 3/4% Notes due March 15, 2008, and 7 1/8% Notes due March 15, 2009. As of July 4, 1999, Harris Trust and Savings Bank also was trustee with respect to $36,000,000 aggregate principal amount of our Medium Term Notes issued under the senior indenture. As of July 4, 1999, we had outstanding $361,000,000 total principal amount of our debt securities issued under the senior indenture.

GOVERNING LAW

    The indentures are, and the debt securities will be, governed by the laws of the State of New York.

             PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

    Senior debt securities will be issued under the senior indenture and will rank pari passu with all our other unsecured and unsubordinated debt.

COVENANTS

    The senior indenture contains covenants, including those described below with respect to the incurrence of secured debt by Arvin and the restricted subsidiaries, sale and leaseback transactions on the part of Arvin and the restricted subsidiaries, and the transfer of principal facilities to unrestricted subsidiaries. Terms used in these covenants are defined below under "Definitions." These covenants do not focus on the amount of debt incurred in any transaction and do not afford protection to holders of the debt securities in the event of a highly leveraged transaction that is not in violation of the covenants. At the date of this prospectus, we do not intend to include any covenants or other provisions affording protection to holders of any series of the debt securities. If we desire to include the covenants or other provisions in the future, the applicable prospectus supplement will describe them.

    SECURED DEBT. The senior indenture provides that so long as the senior debt securities are outstanding, we will not and will not cause or permit a restricted subsidiary to create, incur, assume or guarantee any secured debt or create any security interest securing any indebtedness existing on the date of the indenture constituting secured debt if it were secured by a security interest in a principal facility, unless the senior debt securities will be secured equally and ratably by that security interest. However, we and our restricted subsidiaries may create, incur, assume or guarantee secured debt without securing the senior debt securities in the case of indebtedness secured by:

    -- security interests to secure payment of the cost of acquisition, construction, development or improvement of property;

    -- security interests on property at the time of acquisition assumed by us or a restricted subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm when it becomes a restricted subsidiary or is merged into or consolidated with or acquired as an entirety or substantially as an entirety by us or a restricted subsidiary;

    -- security interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or any restricted subsidiary;

    -- security interests securing indebtedness of a restricted subsidiary owing to us or to another restricted subsidiary;

    -- mechanics' and other statutory liens arising in the ordinary course of business for obligations that are not due or that are being contested in good faith;

    -- liens for taxes, assessments or governmental charges not yet due that are being contested in good faith;

    -- security interests, including judgment liens, arising in connection with legal proceedings being contested in good faith and, in the case of judgment liens, on which execution is stayed;

    --  landlords' liens on fixtures;

    -- security interests to secure partial, progress, advance or other payments or indebtedness that were incurred to finance construction on or improvement of property; and

    -- security interests in favor, or made at the request of, governmental bodies.

    Permitted secured debt also includes, with limitations, any extension, renewal or refunding of all or any part of any secured debt that was permitted at the time it was originally incurred. In addition, we and our restricted subsidiaries may incur secured debt, without equally and ratably securing the senior debt securities, if the sum of:

    -- the amount of secured debt entered into after the date of the senior indenture and otherwise prohibited by the senior indenture, plus

    -- the aggregate value of sale and leaseback transactions entered into after the date of the senior indenture and otherwise prohibited by the senior indenture does not exceed ten percent of Arvin's consolidated net tangible assets. (Section 1005)

    SALE AND LEASEBACK TRANSACTIONS. The senior indenture provides that so long as debt securities are outstanding, we will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless we or a restricted subsidiary:

    -- would be entitled to incur secured debt by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold or transferred or to be sold or transferred in the sale and leaseback transaction and secured by a security interest on the property to be leased, without equally and ratably securing the debt securities, or

    -- will apply, within 180 days after the effective date of the sale and leaseback transaction, an amount equal to the net proceeds to:

       (1) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or will be, a principal facility or facilities or a part of them;

       (2) the redemption of senior debt securities; or

       (3) the repayment of senior funded debt of Arvin or any restricted subsidiary, except senior funded debt owed to any restricted subsidiary, or in part to the acquisition, construction, development or improvement and in part to that redemption and/or payment.

    Instead of applying an amount equal to the net proceeds to that redemption, we may, within 180 days after that sale or transfer, deliver to the trustee senior debt securities for cancellation and reduce the amount to be applied to the redemption of the senior debt securities by an amount equivalent to the total principal amount of the senior debt securities delivered. (Section 1006)

    ASSET TRANSFERS. The senior indenture provides that so long as debt securities are outstanding, we will not, and will not cause or permit any restricted subsidiary to, transfer any principal facility to any unrestricted subsidiary unless, within 180 days of the effective date of the transaction, it applies an amount equal to the fair value of the principal facility at the time of transfer to:

    -- the acquisition, construction, development or improvement of properties, facilities or equipment which are, or will be, a principal facility or facilities or a part of them;

    --  the redemption of senior debt securities; or

    -- the repayment of senior funded debt of Arvin or any restricted subsidiary, except senior funded debt owed to any restricted subsidiary, or in part to the acquisition, construction, development or improvement and in part to that redemption and/or repayment.

    Instead of applying all or any part of the amount to that redemption, we may, within 180 days of that transfer, deliver to the trustee senior debt securities for cancellation and reduce the amount to be applied to the redemption of the senior debt securities by an amount equivalent to the total principal amount of the senior debt securities delivered. (Section 1007)

DEFINITIONS

    Section 101 of the senior indenture defines the following terms, which are used in the prospectus, substantially as follows:

    "Consolidated net tangible assets" means with respect to us:

    -- the total amount of assets, less applicable reserves and other properly deductible items, after deducting:

       (1) all liabilities and liability items, except for indebtedness payable, or renewable or extendable at the option of the obligor, for more than one year from the date of incurrence, capitalized rent, capital shares, including redeemable preferred shares, and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and

       (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which under generally accepted accounting principles in effect on July 3, 1990 would be included on a consolidated balance sheet of Arvin and the restricted subsidiaries, less:

    -- loans, advances, equity investments and guarantees, other than accounts receivable arising from the sale of merchandise in the ordinary course of business, at the time outstanding that we and our restricted subsidiaries made or incurred to, in or for unrestricted subsidiaries or to, in or for corporations while they were restricted subsidiaries and, when computed, are unrestricted subsidiaries.

    "Principal facility" means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures, but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any restricted subsidiary, whether owned on the date of the senior indenture or afterwards. Each plant, warehouse, office building or parcel of real property must have a gross book value, without deduction for any depreciation reserves, at the date of the determination in excess of three percent of our consolidated net tangible assets, other than any plant, warehouse, office building or parcel of real property or portion which, in our board of directors' opinion, is not materially important to our business and that of our subsidiaries taken as a whole.

    "Restricted subsidiary" means

    --  any subsidiary other than an unrestricted subsidiary, and

    -- any subsidiary that was an unrestricted subsidiary but which, after the date of the applicable indenture, we designate to be a restricted subsidiary by board resolution.

However, we may not designate any subsidiary as a restricted subsidiary if we would breach any covenant or agreement contained in the senior indenture as a result.

    "Sale and leaseback transaction" means any sale or transfer made by us or any restricted subsidiary of any principal facility that:

    -- in the case of any manufacturing plant, warehouse or office building, has been in operation, use or commercial production, exclusive of test and start-up periods, by us or any restricted subsidiary for more than 190 days before the sale or transfer, or

    -- in the case of a principal facility that is another parcel of real property, has been owned by us or any restricted subsidiary for more than 180 days before that sale or transfer,

if that sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of the principal facility to us or a restricted subsidiary, except for a lease for a period up to 36 months made with the intention that the use of the leased principal facility by us or a restricted subsidiary will be discontinued on or before that period expires. Any sale or transfer made to Arvin or any restricted subsidiary is not a sale and leaseback transaction. Any secured debt permitted under the senior indenture will not be deemed to create or be a sale and leaseback transaction.

    "Secured debt" means any indebtedness for money borrowed by, or evidenced by a note or other instrument of, us or a restricted subsidiary, and any other indebtedness of us or a restricted subsidiary on which interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments in connection with private activity bonds qualified under section 141 of the Internal Revenue Code, other than indebtedness that a restricted subsidiary owes to us or another restricted subsidiary or that we owe to a restricted subsidiary, secured by a security interest in any principal facility, or a security interest in any shares that we own directly or indirectly in a restricted subsidiary or in indebtedness for money borrowed by a restricted subsidiary from us or another restricted subsidiary. The securing in this manner of any previously unsecured debt will be deemed to be the creation of secured debt when security is given. The amount of secured debt at any time outstanding will be the total amount then owing by us and our restricted subsidiaries.

    "Senior funded debt" means any obligation of Arvin or any restricted subsidiary which was funded debt as of the date of creation and that, in our case, is not subordinate and junior in right of payment to the prior payment of the senior debt securities. "Funded debt" means any obligation payable, or renewable or extendable at the option of the obligor, for more than one year from the date of incurrence, which under generally accepted accounting principles should be shown on the balance sheet as a liability.

    "Subsidiary" means any corporation of which we and/or one or more subsidiaries own or control directly or indirectly more than 50 percent of the shares of voting stock.

    "Unrestricted subsidiary" means:

    -- any subsidiary acquired or organized after the date of the senior indenture, if that subsidiary is not a successor, directly or indirectly, to and does not directly or indirectly own any equity interest in, any restricted subsidiary;

    -- any subsidiary whose principal business and assets are located outside the United States and/or Canada or both;

    -- any subsidiary whose principal business consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by persons including us or a subsidiary;

    -- any subsidiary whose principal business is owning, leasing, dealing in or developing real property for residential or office building purposes; and

    -- any subsidiary, most of whose assets consist of shares or other securities of an unrestricted subsidiary or unrestricted subsidiaries of the character described in the foregoing clauses of this definition, unless and until this subsidiary has been designated a restricted subsidiary by board resolution.

          PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    Subordinated debt securities will be issued under the subordinated indenture and rank pari passu with our other outstanding subordinated debt and rank junior to all of our outstanding senior indebtedness. As described in the prospectus supplement, the particular terms of the subordinated debt securities being offered, including the subordination terms and the definition of senior indebtedness, may differ from those described below.

SUBORDINATION

    The payment of the principal, interest and any premium on the subordinated debt securities is expressly subordinated, to the extent and in the manner provided in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness, as may be changed by the terms of the subordinated debt securities in the prospectus supplement.

    In the event of any dissolution or winding up, or total or partial liquidation or reorganization of Arvin, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on all senior indebtedness before the holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities, including principal, interest or any premium. Except as indicated in the prospectus supplement, no payment in respect of the subordinated debt securities will be made if, at the time of payment, there is a default in payment on any senior indebtedness, and this default has not been cured or waived in writing or the benefits of subordination in the subordinated indenture have not been waived in writing by or on behalf of the holders of the senior indebtedness.

    Notwithstanding the foregoing, if the trustee or the holder of any of the subordinated debt securities receives any payment or distribution of any kind before all senior indebtedness is paid in full or payment is provided for, that payment or distribution will be applied to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all senior indebtedness in full, after giving effect to any concurrent payment or distribution to or for holders of senior indebtedness.

    The subordinated indenture defines "senior indebtedness" as indebtedness, either outstanding as of the date of the subordinated indenture or subsequently issued, that by its terms is neither subordinated in right of payment to any of our unsecured indebtedness, nor is pari passu with our subordinated indebtedness.

    The subordinated indenture defines "indebtedness," as applied to any person, as all indebtedness, whether represented by bonds, debentures, notes or other securities, created or assumed by that person for repayment of money borrowed, and obligations, computed according to generally accepted accounting principles, as lessee under leases that should be treated as capital leases. All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness that person customarily pays interest, without assuming or becoming liable for the payment of this indebtedness, will be deemed to be indebtedness of that person. All indebtedness of others guaranteed as to payment of principal by that person or in effect guaranteed by that person through a contingent agreement to purchase it also will be deemed to be indebtedness of that person.

    If subordinated debt securities are issued under the subordinated indenture, the total principal amount of senior indebtedness outstanding as of a recent date will be indicated in the prospectus supplement. The subordinated indenture does not restrict the amount of senior indebtedness that we may incur.

CONVERSION

    The prospectus supplement will describe terms of conversion of any series of subordinated debt securities into common shares or other securities of Arvin. Unless the prospectus supplement provides otherwise, any right to convert subordinated debt securities called for redemption will terminate at the close of business on the redemption date. In the case of subordinated debt securities convertible into common shares, the initial conversion price will be adjusted for particular events, including:

    -- a dividend or distribution on the common shares in the form of common shares;

    --  a subdivision or combination of the common shares;

    -- an issuance to all holders of common shares of rights other than the preferred share purchase rights described below, or warrants entitling them to subscribe for or purchase common shares at less than the current market price; and

    -- a distribution on the common shares of evidences of our indebtedness, assets other than cash dividends or distributions from retained earnings, rights other than the preferred share purchase rights, or warrants to subscribe for or purchase any of its securities, other than those referred to above.

    In addition, unless the prospectus supplement indicates otherwise, in any of the following events, the holders of subordinated debt securities that are convertible into common shares will have the right to convert them into the kind and amount of shares and other securities or assets that are receivable upon this event by a holder of the number of common shares issuable upon their conversion immediately before that event.

    -- the reclassification or change of outstanding common shares, other than changes in par value or as a result of a subdivision or combination;

    -- any consolidation, merger or combination of Arvin as a result of which holders of common shares will be entitled to receive shares, securities or other assets with respect to or in exchange for the common shares; or

    -- any sale or conveyance of our assets as, or substantially as, an entirety to any other entity in which holders of common shares will be entitled to receive shares, securities or other assets with respect to or in exchange for the common shares.

    No adjustment of the conversion price is necessary until cumulative adjustments amount to at least one percent of the current conversion price. We reserve the right to make reductions in the conversion price, in addition to those required in the provisions above, as we determine to be advisable so that share-related distributions made by us to our shareholders will not be taxable. Each common share issued upon conversion will sometimes include preferred share purchase rights. We will not issue fractional common shares upon conversion of subordinated debt securities that are convertible into common shares, but instead will pay a cash adjustment based upon the market price of the common shares.

    Unless the prospectus supplement provides otherwise, subordinated debt securities surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on the interest payment date must be accompanied by payment of an amount equal to the interest which the registered holder is to receive. In the case of any subordinated debt security converted after any regular record date but on or before the next interest payment date, interest whose stated maturity is on that interest payment date will be payable on the interest payment date notwithstanding the conversion, and that interest will be paid to the holder on the regular record date. Except as described above, no interest on converted securities will be payable by us on any interest payment date after the date of conversion. No other payment or adjustment for interest or dividends will be made upon conversion.

    The conversion price for any subordinated debt securities convertible into our securities other than common shares will be subject to the adjustment as may be indicated in the prospectus supplement.

                         DESCRIPTION OF CAPITAL SHARES

GENERAL

    Under our Restated Articles of Incorporation, we are authorized to issue 50,000,000 common shares, par value $2.50 per share, 25,827,617 of which were issued and outstanding as of July 4, 1999 and 8,978,058 preferred shares, without par value, none of which were outstanding as of July 4, 1999. The common shares and the preferred shares may be issued at any time by our board of directors in any series with terms as may be fixed by board resolution providing for their issuance. The number of authorized preferred shares includes 500,000 authorized Series C junior participating preferred shares reserved for issuance upon the exercise of rights, under the rights agreement described below, none of which were outstanding as of July 4, 1999. The number of authorized Series C preferred shares may be increased by board resolution. We may issue the remainder of the preferred shares in one or more series.

COMMON SHARES

    Subject to the prior dividend rights of the preferred shares, holders of the common shares are entitled to receive dividends and other distributions upon declaration by our board. Some of our long-term debt obligations contain covenants that may indirectly restrict the payment of dividends on our capital shares, although none materially limits our ability to pay dividends at the date of this prospectus. A prospectus supplement relating to common shares will describe any material limitations.

    Holders of common shares are entitled to one vote for each share. Except as the Indiana Business Corporation Law requires or as may be specifically provided in an amendment to our articles of incorporation, holders of common shares vote together with any preferred shares having general voting rights as a single class.

    After the satisfaction of creditors and the prior rights of any preferred shares upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Arvin, the holders of the common shares are entitled to share ratably in our remaining assets.

    The common shares have no conversion privileges or preemptive rights and, except as described below, are not subject to redemption at our option. The articles of incorporation, the Indiana Business Corporation Law, and various loan agreements to which we are or may become a party may restrict our ability to redeem or repurchase our shares in other situations.

    The common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange. National City Bank is the transfer agent and registrar of the common shares.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

    Our by-laws currently provide for the classification of the board of directors into three classes. Our articles of incorporation:

    -- limit the number of directors that may be elected to at least 12 but not more than 17, excluding the number of directors as may be elected by any class of our shares other than common shares on account of specific dividend arrearages in accordance with our articles of incorporation,

    -- permit removal of directors only for cause and only by the affirmative vote of two-thirds of the outstanding voting shares,

    -- establish the power to make, alter, amend or repeal the by-laws exclusively in the board of directors, and

    -- require that any merger, dissolution or other significant restructuring of Arvin be approved by 80% of the directors or by 80% of the shares outstanding and entitled to vote on this.

Our by-laws also provide that amendments require an affirmative vote of two-thirds of the directors then in office. Our articles of incorporation provide that the by-laws may contain provisions requiring the disclosure to us of the names of beneficial owners of common shares and imposing sanctions in the event of nondisclosure, including prohibiting voting by, withholding dividends to, and redeeming the common shares held by the non-disclosing record holders. However, our by-laws currently do not contain these provisions.

    In addition, our articles of incorporation provide that if any person who beneficially owns more than 50% of our outstanding common shares acquires any additional shares in a tender offer or becomes the beneficial owner of more than 50% of our outstanding common shares in a tender offer, not approved by a majority of the board of directors who are unaffiliated with the person or entity making the tender offer, then all holders of common shares and all holders of rights, options, warrants, and securities then exercisable or convertible into common shares are entitled for a limited period to have us repurchase any or all of their shares at the "repurchase price." The "repurchase price" is the greater of:

    -- the highest per share price paid by the person or entity making the tender offer within the prior eighteen months, plus the aggregate earnings per common share for the preceding four quarters less cash dividends paid on common shares during those four quarters, or

    --  the shareholder equity per common share.

    These provisions can be amended by only an 80% shareholder vote, subject to other limitations. The Indiana Business Corporation Law limits our obligation to repurchase shares. Also, the terms and provisions of outstanding preferred shares or loans or other agreements to which we might be a party also could limit our obligation.

    Chapter 42 of the Indiana Business Corporation Law eliminates the voting rights of "control shares" held by "acquiring persons" who acquire shares giving them one-fifth, one-third or a majority of the voting power of particular corporations, including us. Control shares acquired in a control share acquisition retain the same voting rights as were accorded the shares before this acquisition only to the extent granted by resolutions approved by the disinterested shareholders. If shareholders approve the voting rights of control shares and a shareholder has acquired control shares with a majority or more of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of their shares in cash from the corporation. If the control shares have no voting rights, the corporation has the right to redeem them. In addition, if authorized in a corporation's articles of incorporation or by-laws, the corporation may for a period of time redeem the shares that caused a person to become an acquiring person at their fair value unless the acquiring person provides information specified in the Indiana Business Corporation Law to the corporation. Our by-laws authorize this redemption. These Indiana Business Corporation Law provisions do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

    Chapter 43 of the Indiana Business Corporation Law imposes some restrictions on the ability of an "interested shareholder," including a beneficial owner of at least 10% of the outstanding voting shares, of a "resident domestic corporation," like us, to engage in a "business combination," as defined in the statute, with the resident domestic corporation, unless specific requirements are met. These requirements include a five-year waiting period after the shareholder becomes an interested shareholder, unless the corporation's board of directors has approved the acquisition of 10% or more of the voting shares or the business combination before the date of the acquisition of voting shares.

Following this period, a business combination may be effected with an interested shareholder only upon:

    -- the approval of the business contribution by the corporation's shareholders, excluding the interested shareholder and any of its affiliates or associates, or

    -- the consideration to be received by shareholders in the business combination meets the fairness criteria described in chapter 43.

Chapter 43 broadly defines "business combination" to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an interested shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

    The overall effect of the above provisions may be to discourage, or render more difficult, a merger, tender offer, proxy contest, the assumption of control of Arvin by a holder of a large block of our shares or other person, or the removal of incumbent management, even if these actions may be beneficial to our shareholders generally.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding common share includes one right to purchase one one-hundredth of a Series C preferred share. A rights agreement dated as of May 29, 1986, as amended by amendments dated as of February 23, 1989, November 10, 1994 and May 10, 1996, between Arvin and Harris Trust and Savings Bank governs the terms and conditions of these rights. This description of the rights is qualified by the rights agreement, filed as part of our current report on Form 8-K dated June 16, 1986 and the amendments filed with our current reports on Form 8-K dated February 23, 1989 and May 10, 1996 and with our quarterly report on Form 10-Q for the quarter ended October 2, 1994. Arvin has appointed National City Bank to act as agent with respect to the rights.

    Currently, the rights are not exercisable, certificates representing rights have not been issued and the rights automatically trade with the common shares. However, ten days after an acquiring person or group either acquires beneficial ownership of 20% or more of the outstanding common shares or makes an offer to acquire 20% or more of the outstanding common shares, the rights become exercisable, certificates representing the rights will be issued as soon as practicable afterwards and the rights will begin to trade independently from the common shares. The rights will not have any voting power. When the rights become exercisable, a holder becomes entitled to buy one one-hundredth of a newly-issued Series C preferred share for each right at an exercise price of $90, subject to anti-dilution adjustments. Each Series C preferred share will be entitled to one vote per share, voting together with the common shares and to other voting rights. Holders of Series C preferred shares also have special rights to participate in the election of two additional directors in the event of specified dividend arrearages. Each Series C preferred share, if and when issued upon the exercise of a right, will be entitled to a minimum preferential quarterly dividend at the rate of $25 per share, but subject to adjustments, will be entitled to a total dividend of 100 times the dividend declared per common share in the preceding quarter. The holders of the Series C preferred shares will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per common share.

    If any person or group becomes an acquiring person or a transaction occurs that increases the acquiring person's proportionate ownership of the common shares, each right, other than those held by an acquiring person, will become exercisable at the current exercise price of the right, for that number of common shares then having a market value of two times the exercise price of the right. If, following the acquisition by a person or group of 20% or more of the outstanding common shares, Arvin is involved in a merger or other business combination transaction or sells or transfers assets or earnings power totaling more than 50% of its assets or earning power, each right will become exercisable, at the current exercise price, for that number of shares of common stock of the acquiring company then having a market value of two times the exercise price of each right.

    The board of directors may redeem the rights for $.10 per right, subject to adjustment, until a person or group becomes an acquiring person. Any redemption is effective at the time, on the basis, and with the conditions that the board of directors may establish. The rights expire on June 13, 2006, unless earlier redeemed.

    The purchase price payable, and the number of Series C preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment to prevent dilution in some circumstances.

    So long as the rights are attached to the common shares, we will issue one right with each new common share. All common shares issued will have attached rights. We also will issue one right with each new common share:

    --  issuable upon conversion of any convertible security issued, and

    -- issued upon exercise of options to purchase the common shares granted by Arvin,

before the time that the rights are no longer attached to the common shares.

    The rights have anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire Arvin without conditioning its offer on a substantial number of the rights being acquired. The rights also will adversely affect a person who desires to obtain control of Arvin. The rights will not affect a transaction approved by our board of directors before the existence of an acquiring person, because the rights can be redeemed.

PREFERRED SHARES

    The following description of preferred shares sets forth general terms and provisions of any series of preferred shares to which any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of a particular series of preferred shares, which may differ from the following terms. The descriptions of preferred shares below and in the prospectus supplement are qualified in their entirety by reference to the articles of incorporation and any applicable amendments, which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

    Under the articles of incorporation, our board of directors is authorized to issue preferred shares in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences that they may fix or designate without any further vote or action by our shareholders.

    The specific terms of a particular series of preferred shares offered will be described in the applicable prospectus supplement, including:

    -- the maximum number of shares of the series and their distinctive designations;

    --  any annual dividend rate on the shares of the series;

    --  any dates that dividends begin to accrue or accumulate;

    --  whether the dividends will be cumulative, and any dividend preference;

    --  the price and the terms and conditions of any redemption;

    --  any liquidation preference applicable to the shares of the series;

    -- whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

    -- any terms and conditions for conversion or exchange of the shares of the series into or for shares of any other class of Arvin;

    --  any voting rights of the shares or the series;

    -- whether fractional interest in a series of the shares will be offered in the form of depositary shares; and

    -- any or all other preferences or other rights or restrictions of the shares of the series.

    Any prospectus supplement that specifies the terms of preferred shares also will describe any restriction on the repurchase or redemption of shares by Arvin while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments, or will state that there is no restriction.

    In addition to the voting rights of any series of preferred shares established by the board of directors, under the articles of incorporation, the holders of at least two-thirds of the total number of outstanding preferred shares, voting together as a single class, must approve any amendment to Arvin's articles of incorporation that would authorize any class of shares, or of securities convertible into shares, which would rank before the then outstanding preferred shares as to payment of dividends, or as to distribution of assets upon liquidation, dissolution or winding up of Arvin or any amendment to the articles of incorporation that would change the designation, rights or preferences of the outstanding preferred shares and adversely affect them. No change may be made without the approval of the holders of at least two-thirds of the then outstanding shares of the particular series that would be affected, voting separately as a series. Arvin's articles of incorporation also provide that additional preferred shares of a series may not be authorized and that a class of shares that would rank on parity with outstanding preferred shares as to assets or dividends may not be authorized without the consent of the holders of at least a majority of the total number of outstanding preferred shares, voting separately as a class, without regard to series.

    The holders of preferred shares also may have the right, voting separately as a class or series, to cast one vote per share upon matters for which the Indiana Business Corporation Law requires a class vote of preferred shares.

    In addition to any series of preferred shares that the applicable prospectus supplement describes, the articles of incorporation, without regard to series, authorize 500,000 Series C preferred shares to be issued upon exercise of the rights under the rights agreement.

        DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

    We may issue share purchase contracts, including contracts obligating holders to purchase from Arvin, and Arvin to sell to the holders, a specified number of common shares at a future date or dates. The consideration per common share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula described in the share purchase contracts. We may issue the share purchase contracts separately or as a part of share purchase units consisting of a share purchase contract and either a debt security or a debt obligation of a third party, including a U.S. Treasury security. The debt security or debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the common shares under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of share purchase contracts. These payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any share purchase contracts or share purchase units.

                        DESCRIPTION OF DEPOSITARY SHARES

    The descriptions below and in any prospectus supplement regarding provisions of any deposit agreement, depositary shares and depositary receipts are qualified by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred shares which are filed or incorporated by reference as exhibits to the registration statement.

GENERAL

    We may, at our option, elect to offer fractional interests in preferred shares instead of whole preferred shares. In that event, we expect to provide for the issuance by a depositary of receipts for depositary shares, each of which will represent a fractional interest in preferred shares of a particular series, as described in the prospectus supplement.

    We will deposit any series of preferred shares underlying the depositary shares under a separate deposit agreement between us, a depositary of our selection that is a bank or trust company whose principal office is in the United States and which has a combined capital and surplus of at least $50,000,000, and the holders of the depositary shares. The prospectus supplement will show the name and address of the depositary. Subject to the terms of the deposit agreement, each holder of depositary shares will be entitled, in proportion to the applicable fractional interest in the preferred shares underlying the depositary shares, to the rights and preferences of the underlying preferred shares, including any dividend, voting, redemption, conversion, exchange and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in the related series of preferred shares, as described in the prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    Whenever the depositary receives any cash dividend or other cash distribution on the preferred shares, except cash received upon their redemption, the depositary will distribute those amounts to the record holders of the depositary receipts in proportion to the number of depositary shares evidenced by the depositary receipts. The depositary will not attribute to any holder of depositary shares a fraction of one cent. The depositary will hold, without liability for interest, any balance not distributed. This balance will be treated as part of the next sum received by the depositary for distribution to the record holders of the depositary receipts.

    In a distribution on the preferred shares other than in cash, the depositary will distribute amounts of the property received to the record holders of depositary receipts, in proportion to the number of depositary shares evidenced by the depositary receipts. If the depositary determines, after consulting us, that this distribution cannot be made proportionately among the holders or otherwise is not feasible, the depositary may, with our approval, sell the property and distribute the net proceeds to these holders instead.

    The deposit agreement also will contain provisions about the manner that any subscription or similar rights offered by us to holders of the preferred shares will be made available to the holders of depositary receipts.

REDEMPTION OF DEPOSITARY SHARES

    If a series of preferred shares underlying the depositary shares is subject to redemption, the depositary will use the proceeds received from the redemption of preferred shares it holds to redeem the corresponding depositary shares. The depositary will mail notice of redemption at least 30 but not more than 60 days before the redemption date to the record holders of the depositary receipts at their addresses appearing in its books. The redemption price per depositary share being redeemed will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred shares being redeemed. When we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to the preferred shares redeemed. If not all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as Arvin may determine.

    After the redemption date, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares, except the right to receive the redemption price, will cease and terminate.

VOTING THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information in this notice of meeting to the record holders of the depositary receipts. Upon the written request of a holder of a depositary receipt on that record date, the depositary will, to the extent practicable, vote or cause to be voted the amount of preferred shares represented by that holder's depositary shares according to the instructions in this request. Without specific instructions from the holder of a depositary receipt, the depositary will not vote the preferred shares represented by the depositary shares evidenced by the depositary receipt.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

    The form of depositary receipt and any provision of the deposit agreement may be amended by agreement between Arvin and the depositary. However, any amendment which:

    -- materially and adversely alters the rights of the existing holders of depositary shares, or

    -- would be materially and adversely inconsistent with the rights granted to the holders of preferred shares requires approval by the holders of at least a majority of the depositary shares then outstanding.

    We may terminate a deposit agreement on at least 30 days' notice to the depositary. In this case, upon surrender of depositary receipts, the depositary will distribute to the holders the whole number of preferred shares represented by the receipts surrendered. The deposit agreement will terminate automatically upon:

    --  the redemption or conversion of all outstanding depositary shares;

    -- the conversion or exchange into common shares or other securities of each underlying preferred share, if applicable; or

    -- the final distribution in respect of the underlying preferred shares in connection with any liquidation, dissolution or winding up of Arvin, which has been distributed to the holders of the related depositary shares.

CHANGES OF DEPOSITARY

    At any time, the depositary may resign by notice to Arvin, or Arvin may remove the depositary. The resignation or removal of the depository will take effect upon the appointment of and the acceptance by a successor depositary. The successor depositary must be appointed within 60 days after the notice of resignation or removal and must be a bank or trust company whose principal office is in the United States and which has a combined capital and surplus of at least $50,000,000. If a successor depositary is not appointed within 60 days, the resigning or removed depositary may petition a court to appoint a successor depositary.

MISCELLANEOUS

    We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred shares and any redemption of preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and other charges that the deposit agreement expressly provides are for their accounts.

    The depositary will forward to the holders of depositary receipts all reports and notices received from Arvin and which Arvin must furnish to the holders of the preferred shares.

    Neither the depositary nor Arvin will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Arvin and the depositary under the deposit agreement will be limited to performance in good faith of their duties. Neither Arvin nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. Arvin and the depositary may rely upon written advice of counsel or accountants, or information provided by persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

    We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which include warrants to purchase common shares, preferred shares or depositary shares. We may issue warrants independently of or together with any other securities, and warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Arvin and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will show any other terms of the warrant and the applicable warrant agreement.

DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

    --  the title and aggregate number of the debt warrants;

    --  any offering price of the debt warrants;

    -- whether the debt warrants are to be issued with any debt securities and, if so, the title, total principal amount and terms;

    --  the number of debt warrants to be issued with each principal amount;

    -- any date on and after the debt warrants and debt securities will be separately transferable;

    -- the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

    -- the time or period of when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time, and the final date on which the debt warrants may be exercised;

    -- the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

    --  the terms of any right to redeem or call the debt warrants;

    --  any book-entry procedure information;

    -- any currency or currency units in which the offering price and the exercise price are payable;

    --  if applicable, a discussion of U.S. federal income tax considerations;
        and

    -- any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

EQUITY WARRANTS

    The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

    --  the title and aggregate number of the equity warrants;

    --  any offering price of the equity warrants;

    -- the designation and terms of any preferred shares that are purchasable upon exercise of the equity warrants or that underlie depositary shares purchasable upon this exercise;

    -- if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

    -- if applicable, the date from and after the equity warrants and any securities issued with them will be separately transferrable;

    -- the number of common shares, preferred shares or depositary shares purchasable upon exercise of an equity warrant and the price;

    -- the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any right of Arvin to accelerate this final date;

    -- if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

    -- any currency or currency units in which the offering price and the exercise price are payable;

    --  any applicable anti-dilution provisions of the equity warrants;

    --  if applicable, a discussion of U.S. federal income tax considerations;

    --  any applicable redemption or call provisions; and

    -- any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    -- through underwriting syndicates represented by one or more managing underwriters,

    --  through one or more firms acting as underwriters,

    --  through dealers or agents, or

    --  directly to investors.

    The prospectus supplement with respect to the securities will describe the terms of the offering, the purchase price of the securities and the proceeds to us from the sale, any underwriters, dealers or agents, any delayed delivery arrangements, any fees, underwriting discounts and other underwriters' compensation. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change.

    If the sale of securities involves underwriters, the underwriters will acquire the securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The cover of the prospectus supplement will name the underwriter or underwriters or managing underwriters or underwriters, with respect to an underwriting syndicate, for a particular underwritten offering. Except as the prospectus supplement indicates, the obligations of the underwriters to purchase the securities will be subject to conditions precedent. The underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any are purchased.

    If the sale of securities involves dealers, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The prospectus supplement will name the dealers and describe the terms of the transaction.

    The prospectus supplement will name any agent involved in the offer or sale of the securities and will indicate any commissions payable by Arvin to that agent. Unless the prospectus supplement states otherwise, any agent will be acting on a best efforts basis for the period of its appointment.

    We will sell the securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale. The prospectus supplement will describe the terms of any of those sales.

    We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

    If the prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price indicated in the prospectus supplement through delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

    Agents, dealers and underwriters may be entitled under agreements with Arvin to indemnification by Arvin against civil liabilities, including those under the Securities Act, or to contribution with respect to those payments that agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Arvin in the ordinary course of business.

    Other than the common shares, which will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange, the securities may or may not be listed on a national securities exchange. There is no assurance that a market for the securities will exist.

                                 LEGAL OPINIONS

    Schiff Hardin & Waite, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for Arvin. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by Arvin and the applicable trustee, depositary or warrant agent in connection with the issuance and sale of particular securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arvin Industries, Inc. for the year ended January 3, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           [Arvin Logo]


ARVIN INDUSTRIES, INC.

Arvin is a leading worldwide manufacturer of original equipment and replacement exhaust systems, ride & motion control and filter products for the automotive industry.

                        [Arvin's Product Logos]

PRODUCTS

Arvin products are sold worldwide under the Company's own brand names, which are recognized and trusted in the industry. These highly respected brands include Gabriel, Maremont, StrongArm, Timax, ANSA, ROSI and Purolator.

            [Pictures of automobiles containing Arvin's products]

MARKETS

Arvin supplies products to the world's leading vehicle manufacturers, including Ford, General Motors, DaimlerChrysler, BMW, Toyota, Renault, Fiat and Volkswagen.

                      3,000,000 ARVIN INCOME EQUITY UNITS
                    CONSISTING OF 3,000,000 CORPORATE UNITS

                                     [LOGO]

                             ARVIN INDUSTRIES, INC.

                              -------------------

                             PROSPECTUS SUPPLEMENT

                                          , 1999

                             ---------------------

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.
                                  -----------
                            PAINEWEBBER INCORPORATED

                             PRUDENTIAL SECURITIES